Exhibit 99.2

Feldman Financial Advisors, Inc.
1001 Connecticut Avenue NW, Suite 840
Washington, DC 20036
202-467-6862
(Fax) 202-467-6963

Sunshine Financial, Inc. Tallahassee, Florida Conversion Valuation Appraisal Report Valued as of September 13, 2010 Prepared By Feldman Financial Advisors, Inc. Washington, D.C.

Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW, Suite 840
Washington, DC 20036
202-467-6862
(Fax) 202-467-6963

September 13, 2010

Board of Directors
Sunshine Financial, Inc.
1400 East Park Avenue
Tallahassee, FL 32301-2816

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Sunshine Financial, Inc. (the “Company”) on a fully converted basis, as of September 13, 2010, in conjunction with the conversion and reorganization of Sunshine Savings MHC form a mutual holding company to the stockholding company corporate structure and the offer for sale of all the Company’s common stock (the “Stock Offering”).  The Company is the mid-tier holding company of Sunshine Savings Bank (the “Bank”).  The Company will offer all of its outstanding shares of common stock for sale in subscription and community offerings to eligible depositors, the employee stock ownership plan, directors, officers and employees of the Company and the Bank, and then to the general public.  The Appraisal is furnished pursuant to the filing by the Company of the Application for Approval of a Conversion (the “Application”) with the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries.  The background of Feldman Financial is presented in Exhibit I.  In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Silver, Freedman & Taff, L.L.P., and the Company’s independent auditor, Hacker, Johnson & Smith PA.  In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions.  We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

Feldman Financial Advisors, Inc.

Board of Directors
Sunshine Financial, Inc.
September 13, 2010
Page Two

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete.  We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company.  The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of September 13, 2010, the estimated pro forma market value of the Company on a fully converted basis was within a range (the “Valuation Range”) of $8,925,000 to $12,075,000 with a midpoint of $10,500,000.  The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum.  Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $13,886,250.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering.  Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.  Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate.  These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks.  Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc

Trent R. Feldman President

Greg Izydorczyk Senior Vice President

Feldman Financial Advisors, Inc.

i

Feldman Financial Advisors, Inc.

LIST OF TABLES

ii

Feldman Financial Advisors, Inc.

INTRODUCTION

As requested, Feldman Financial Advisors, Inc. (“Feldman Financial”) has prepared an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Sunshine Financial, Inc. (“Sunshine Financial” or the “Company”), a newly formed Maryland corporation, as of September 13, 2010, in connection with the conversion and reorganization of Sunshine Savings Bank (the “Bank”) from the mutual holding company form of organization (the “Stock Offering”).  Upon completion of the conversion and reorganization, the newly formed Sunshine Financial, Inc., will own all of the outstanding common stock of Sunshine Savings Bank and public shareholders will own all of the outstanding common stock of Sunshine Financial, Inc.  The Appraisal is furnished pursuant to the filing by the Company of the Application for Conversion (the “Application”) with the Office of Thrift Supervision (“OTS”).

In the course of preparing the Appraisal, we reviewed and discussed with the Company’s management and the Company’s independent accountants, Hacker, Johnson & Smith PA, the audited financial statements of the Company’s operations for the years ended December 31, 2008 and 2009 and the unaudited financial statements for the six month period ended June 30, 2009 and 2010.  We also discussed with management other financial matters of the Company.

Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information.  We visited the Company’s primary market area and examined the prevailing economic conditions.  We also examined the competitive environment within which the Company operates and assessed the Company’s relative strengths and weaknesses.

Feldman Financial Advisors, Inc.

We examined and compared the Company’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions.  We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular.  We included in our analysis an examination of the potential effects of the Stock Offering on the Company’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Company.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and its independent accountants.  We did not independently verify the financial statements and other information provided by the Company and its independent accountants, nor did we independently value the assets or liabilities of the Company.  The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering.  Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.  Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Feldman Financial Advisors, Inc.

The valuation reported herein will be updated as appropriate.  These updates will consider, among other factors, any developments or changes in the Company’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks.  Should any such developments or changes be material, in our opinion, to the Stock Offering valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in detail at that time.

Feldman Financial Advisors, Inc.

I.           BUSINESS OF SUNSHINE SAVINGS BANK

General Overview

Sunshine Savings Bank was originally chartered as a credit union in 1952 as Sunshine State Credit Union to serve employees of the State of Florida.  The Bank expanded over the years to serve city, county, state and federal government employees as well as the employees of commercial and industrial companies, associations, contract employees serving these groups, and family members.  This expansion resulted in the evolution toward a community financial institution with a growing focus trending more toward real estate lending than the traditional credit union products.

On July 1, 2007, the credit union converted to a federal mutual savings bank to expand available loan products and to access capital.  The charter conversion also enabled the institution to offer loans to the general public, rather than solely to individuals who qualified for membership at the credit union.  As part of that charter conversion, deposits are now insured by the Federal Deposit Insurance Corporation (“FDIC”) and the Bank is regulated by the Office of Thrift Supervision.  The new bank was named Sunshine Savings Bank to reflect its historical community roots and continued commitment to the local community in providing banking services and in community contributions and activities.

In 2009, Sunshine Savings Bank’s mutual predecessor reorganized into the mutual holding company form of organization by forming Sunshine Savings MHC, a mutual holding company that has no stockholders and is controlled by its members.  Sunshine Savings MHC owns 100% of the outstanding shares of common stock of Sunshine Financial, Inc., a federal corporation (“Sunshine Financial-Federal”).  Sunshine Financial-Federal currently owns 100% of the outstanding shares of common stock of Sunshine Savings Bank.  Sunshine Financial-Federal has not issued shares of stock to the public.

Feldman Financial Advisors, Inc.

Pursuant to the terms of Sunshine Savings MHC’s plan of conversion and reorganization, Sunshine Savings MHC will convert from a mutual holding company to the stock holding company corporate structure. Upon the completion of the transaction, Sunshine Savings MHC and Sunshine Financial-Federal will cease to exist, and Sunshine Savings Bank will be a wholly owned subsidiary of Sunshine Financial, a newly formed Maryland corporation.

The Bank’s principal business consists of attracting retail deposits from the general public and investing those funds in loans secured by first and second mortgages on one- to four-family residences, home equity loans and lines of credit, lot loans, and direct automobile, credit card and other consumer loans.  At June 30, 2010, the loan portfolio was comprised of 79.9% one- to four-family loans (including home equity loans and residential construction), 7.1% land loans, 3.2% automobile loans, 7.1% credit card and other unsecured loans, and 2.7% other consumer loans.

Sunshine Savings Bank offers a variety of deposit accounts and emphasize customer service.  Deposits are the Bank’s primary source of funds for its lending and investing activities.  Sunshine Savings Bank is subject to comprehensive regulation and examination by the OTS and the FDIC insures the Bank’s deposits to applicable limits. As of June 30, 2010, Sunshine Savings Bank had four full service branch offices serving the Tallahassee, Florida metropolitan area and total assets of $152.4 million, total loans of $125.9 million, total deposits of $135.8 million and equity of $14.8 million.

Feldman Financial Advisors, Inc.

The Bank faces strong competition in its market and faces substantial competition in attracting deposits and in originating loans.  The Bank’s market area has a high concentration of financial institutions, many of which are branches of large money center and regional banks that have resulted from the consolidation of the banking industry in Florida and other eastern states and many of these institutions have greater resources than the Bank does and offers services that the Bank does not provide.

Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage bankers.  Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.  Commercial business competition is primarily from local commercial banks.  The Bank competes by consistently delivering high quality, personal service to its customers that result in a high level of customer satisfaction.

The Bank attracts its deposits through its branch office system.  Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments.  The Bank competes for these deposits by offering superior service and a variety of deposit accounts at competitive rates.

In order to facilitate its business plan objectives and maintain appropriate capital levels, the Company plans to raise additional capital through the Stock Offering.  The net proceeds from the Stock Offering may also be used to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches or for other general corporate purposes.  In addition, the Stock Offering will afford the opportunity to implement stock-based compensation and benefit plans for management and employees, thereby improving the Company’s capacity to attract and retain qualified personnel.  The Stock Offering also provides the occasion for the Company to strengthen its ties to the local community by allowing customers the opportunity to become equity owners of the Company and participate in possible stock price appreciation and cash dividends.

Feldman Financial Advisors, Inc.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent management initiatives.  The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Company’s consolidated balance sheets as of the years ended December 31, 2008 and 2009 and June 30, 2010.  Exhibit II-2 presents the Company’s consolidated income statements for the years ended December 31, 2008 and 2009 and for the six month periods ended June 30, 2009 and 2010.

Feldman Financial Advisors, Inc.

Financial Condition

Table 1 presents selected data concerning the Company’s financial position as of December 31, 2007 to 2009 and at June 30, 2010.  Table 2 displays relative financial and performance ratios for the Company for the fiscal years ended December 31, 2007 through 2009 and for the six months ended June 30, 2009 and 2010.

Table 1
Selected Financial Condition and Performance Data
As of or For the Years Ended December 31, 2007 to 2009
And the Six Months Ended June 30, 2009 and 2010

	At
	June 30,	At December 31,
	2010	2009	2008	2007
Selected Financial Condition Data:		(In thousands)
Total assets	$152,049	$156,589	$161,007	$156,925
Cash and cash equivalents	12,561	11,147	9,010	24,515
Loans receivable net	125,863	130,486	137,637	125,602
Securities held to maturity, at amortized cost:
U.S. government and federal agency	3,717	4,346	5,635	-
Federal Home Loan Bank stock	334	334	373	246
Deposits	135,797	140,498	142,573	137,568
Other borrowings	0	0	-	500
Equity	14,772	14,653	16,112	17,785

	For the
	Six Months Ended		For the Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
			(In thousands)
Total interest income	$4,005	$4,275	$8,498	$8,973	$9,019
Total interest expense	954	1,832	3,242	4,004	3,227
Net interest income	3,051	2,443	5,256	4,969	5,792
Provision for loan losses	525	1,062	1,801	925	898
Net interest income after provision for loan losses	2,526	1,381	3,455	4,044	4,894
Fees and service charges	888	1,069	2,077	2,614	2,438
Other non-interest income	32	9	58	1	9
Total non-interest income	920	1,078	2,135	2,615	2,447
Terminated stock offering costs	0	0	0	675	0
Total non-interest expense	3,255	3,859	7,930	8,666	7,604
Income (loss) before income tax expense (benefit)	191	(1,400)	(2,340)	(2,682)	(263)
Income tax expense (benefit)(1)	72	(527)	(881)	(1,009)	(570)
Net income (loss)(1)	$119	($873)	($1,459)	($1,673)	$307

(1)
Until its conversion to a federally chartered mutual savings bank on July 1, 2007, Sunshine Savings Bank was a credit union, generally exempt from federal income taxes.  As a result of the change in tax status on July 1, 2007, Sunshine Savings Bank recorded a deferred tax asset in the amount of $407,670, as well as a related tax benefit in the statement of earnings of $407,670. The following table provides a reconciliation to pro forma net earnings for 2007 had Sunshine Savings Bank been subject to federal and state income taxes:

Historical net earnings	$307
Less: pro forma income taxes	(100)
Less: tax benefit	570
Pro forma net earnings	$(163)

Source:  Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Table 2
Selected Financial and Performance Ratios
As of or For the Years Ended December 31, 2007 to 2009
and the Six Months Ended June 30, 2009 and 2010

	At or For the
	Six Months Ended		At or For the
	June 30,(1)		Year December 31,
	2010	2009	2009	2008	2007
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.16%	(1.07)%	(0.91)%	(1.02)%	0.21%
Return on equity (ratio of net income to average equity)	1.56	(10.71)	(9.10)	(9.32)	1.73
Interest rate spread information:
Average during period	4.20	2.79	3.17	2.65	3.69
End of period	4.24	2.98	4.33	2.91	2.73
Net interest margin(2)	4.44	3.23	3.54	3.26	4.37
Noninterest income to operating revenue	81.32	79.86	79.92	77.43	21.34
Operating expense to average total assets	4.32	4.72	4.92	5.70	5.43
Average interest-earning assets to average interest-bearing liabilities	117.69	118.01	117.11	123.30	127.99
Efficiency ratio(3)	81.98	109.58	107.29	123.17	92.99

Asset quality ratios:
Nonperforming assets to total assets at end of period	2.48	2.09	2.27	2.72	1.05
Nonperforming loans to total loans	2.99	2.46	2.73	3.18	1.10
Allowance for loan losses to non-performing loans	49.72	68.32	55.61	50.59	101.64
Allowance for loan losses to loans receivable, net	1.23	1.21	1.08	1.13	1.12
Net charge-offs to average loans outstanding	0.58	1.51	1.45	0.61	0.82

Capital Ratios:
Equity to total assets at end of period	9.72	9.36	9.36	10.08	11.33
Average equity to average assets	10.14	9.98	9.94	10.95	12.68

Other data:
Number of full service offices	4	4	4	5	5

(1)	Ratios for the six month period have been annualized.
(2)	Net interest income divided by average interest earning assets.
(3)	Total other operating expense, excluding foreclosed asset and repossessed property related expenses and terminated stock offering costs, as a percentage of net interest income and total other operating income, excluding net securities transactions.

Source:  Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Balance Sheet Composition

Total assets decreased $4.5 million, or 2.9%, to $152.0 million at June 30, 2010 from $156.6 million at December 31, 2009.  The decrease in total assets was due primarily to decreases in our loan portfolio, slightly offset by an increase in cash and cash equivalents.  The loan portfolio decreased $4.6 million since December 31, 2009, which was slightly offset by a $1.4 million increase in cash and cash equivalents.

Total assets decreased $4.4 million, or 2.7%, to $156.6 million at December 31, 2009 from $161.0 million at December 31, 2008.  The decrease in total assets was due primarily to $7.2 million overall decrease in the loan portfolio, partially offset by a $2.1 million increase in cash and cash equivalents.

Loans.  The loan portfolio decreased $4.6 million, to $125.9 million at June 30, 2010 from $130.5 million at December 31, 2009.  A $1.1 million increase in lot loans was offset by decreases in one- to four-family real estate mortgage loans of $2.6 million, automobile loans of $1.6 million and other consumer loans of $1.1 million.  The decrease in loans receivable was due primarily to loan repayments exceeding loan originations.  The decrease in loan originations was primarily attributable to weakness in the housing market and the economy.  In addition, management made the strategic decision to compete less aggressively for one-to four family real estate mortgage loans by not matching low loan rates offered by competitors that do not meet the Bank’s investment objectives for loans held by the Bank.  In an attempt to increase future one-to four family real estate mortgage loan originations and generate income, the Bank has been recently approved to originate and sell residential loans to Freddie Mac.

Feldman Financial Advisors, Inc.

The loan portfolio decreased $7.2 million, or 5.2%, to $130.5 million at December 31, 2009 from $137.6 million at December 31, 2008.  The decrease in the loan portfolio resulted from the decrease in the automobile, credit card and unsecured loan portfolios, consistent with management’s business strategy, coupled with lower originations and demand for one- to four-family loans in the Bank’s market area as a result of the weakness in the housing market and the economy.  The automobile loan portfolio decreased $4.5 million, 44.1%, to $5.7 million at December 31, 2009 from $10.2 million at December 31, 2008.  Credit card and other unsecured loans decreased $1.5 million, or 13.6%, to $9.7 million at December 31, 2009 from $11.2 million at December 31, 2008.  At December 31, 2009, one- to four-family real estate mortgage loans (including home equity loans and lines of credit) decreased $5.9 million, or 5.4%, to $104.6 million from $110.6 million at December 31, 2008 and construction loans decreased $829,000 to zero at December 31, 2009 from the prior year.  In addition, the decrease was partially offset by a $6.4 million, or 405.1%, increase in lot loans to $8.0 million at December 31, 2009 from $1.6 million at December 31, 2008.

Allowance for Loan Losses.  The allowance for loan losses is maintained to cover losses that have been estimated on the date of the evaluation in accordance with generally accepted accounting principles in the United States.  It is the Bank’s estimate of probable incurred credit losses in the loan portfolio.

Feldman Financial Advisors, Inc.

The methodology for analyzing the allowance for loan losses consists of specific and general components.  The Bank stratifies the loan portfolio into homogeneous groups of loans that possess similar loss-potential characteristics and apply an appropriate loss ratio to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio.  The amount of loan losses incurred in the consumer portfolio is estimated by using historical loss ratios for major loan collateral types adjusted for current factors.  The historical loss experience is generally defined as an average percentage of net loan losses to loans outstanding.  A separate valuation of known losses for individual impaired large-balance, non-homogeneous loans is also established. Impaired loans are loans that the Bank believes are probable of not being paid in accordance with the loan agreement.  The allowance for loan losses on individually analyzed loans includes one- to four-family and consumer loans, where management has concerns about the borrower’s ability to repay.  Loss estimates include the difference between the estimated current fair value of the collateral and the loan amount due.

The allowance for loan losses at June 30, 2010 was $1.5 million, or 1.23% of net loans receivable, compared to $1.4 million, or 1.08% of net loans receivable, at December 31, 2009.  Nonperforming loans increased to $3.1 million at June 30, 2010 from $2.5 million at December 31, 2009.  Non-performing loans to total loans increased to 2.47% at June 30, 2010 from 1.94% at December 31, 2009.

The allowance for loan losses at December 31, 2009 was $1.4 million or 1.08% of net loans receivable, compared to $1.6 million or 1.13% of net loans receivable at December 31, 2008.  The decline in the allowance for loan losses was due primarily to charge-offs of nonperforming loans.  Nonperforming loans decreased to $2.5 million at December 31, 2009 from $3.1 million at December 31, 2008, reflecting the stabilization in the economy.  Nonperforming loans to total loans decreased to 1.94% at December 31, 2009 from 2.23% at December 31, 2008.

Feldman Financial Advisors, Inc.

Deposits.  Total deposits decreased $4.7 million, or 3.3%, to $135.8 million at June 30, 2010 from $140.5 million at December 31, 2009.  This decrease was due primarily to a $4.3 million or 6.5% decrease in certificate of deposit accounts.  The decrease in certificate of deposit accounts was the result of the Bank’s strategic decision to not match higher interest rates offered by its local competitors.

Total deposits decreased $2.1 million, or 1.5%, to $140.5 million at December 31, 2009 from $142.6 million at December 31, 2008.  This decrease was due primarily to an $8.9 million, or 11.8%, decrease in certificate of deposit accounts, partially offset by a $6.9 million, or 14.9%, increase in money market and individual retirement accounts.  Certificate accounts decreased as a result of local competition, while increases in money market and individual retirement accounts reflect customer preference to maintain liquidity in short-term deposit accounts due to the low interest rate environment and the Bank increasing the rate paid on these accounts.

Equity.  Total equity increased $119,000 to $14.8 million at June 30, 2010 or 9.72% of total assets, from $14.7 million at December 31, 2009.  This increase was solely due to the net operating income for the six months ended June 30, 2010.

Total equity decreased $1.5 million to $14.7 million, 9.4%, at December 31, 2009 from $16.1 million at December 31, 2008, as a result of the 1.5 million net loss during the year ended December 31, 2009.

Lending Operations

Table 3 and Exhibit II-3 presents information concerning the composition of the Bank’s loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) at the dates indicated.

Feldman Financial Advisors, Inc.

The loan portfolio includes loans to borrowers considered subprime by banking regulators of approximately $20.0 million or 15.9% at June 30, 2010, $21.6 million or 16.5% at December 31, 2009 and $26.3 million or 19.1% at December 31, 2008.  As of June 30, 2010, the subprime portfolio included approximately $15.1 million in one- to four-family mortgage loans (of which $3.5 million were adjustable rate), $2.9 million in home equity loans (all of which are adjustable rate), $795,000 of automobile loans (of which $492,000 were adjustable rate) and $1.2 million in other types of consumer loans (of which $594,000 were adjustable rate) made to borrowers that are considered subprime by banking regulators.

The reduction in the subprime loan portfolio was primarily attributable to the change in lending emphasis from higher risk and higher rate consumer automobile and unsecured lending to lower risk and lower yielding single-family mortgage lending and the implementation of more stringent underwriting standards beginning in 2006.  Some of the most important changes made to the Bank’s underwriting standards included requiring a (i) minimum length of employment for borrowers; (ii) maximum allowable overall debt to income and unsecured debt to income ratios; (iv) private mortgage insurance on real estate loans with over an 80% loan to value ratio; and (v) minimum acceptable FICO credit score of 660.  As a result, originations to subprime borrowers declined from $1.6 million during 2008 to $200,000 in 2009 and $88,000 during the first six months of 2010.

Feldman Financial Advisors, Inc.

Table 3
Loan Portfolio
As of December 31, 2008 and 2009 and June 30, 2010
(Dollars in Thousands)

	June 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Fixed-Rate Loans			(Dollars in thousands)
Real estate loans:
One- to four-family	$75,348	59.13%	$77,192	58.61%	$78,714	56.54%
Lot loans	9067	7.12	7981	6.06	1580	1.14
Total real estate loans	84,415	66.25	85,173	64.67	80,294	57.68

Consumer loans:
Home equity	5,220	4.10	5,326	4.04	6,036	4.34
Automobile	3,231	2.54	4,085	3.10	6,235	4.48
Unsecured	2,213	1.74	2,386	1.81	2,946	2.12
Deposit account	836	0.66	883	0.67	1,148	0.82
Other	2598	2.04	2732	2.07	3483	2.50
Total consumer loans	14,098	11.06	15,412	11.70	19,848	14.26

Total fixed-rate loans	$98,513	77.31%	$100,585	76.37%	$100,142	71.94%

Adjustable-Rate Loans
Real estate loans:
One- to four-family	$9,650	7.57%	$10,370	7.87%	$12,477	8.96%
Construction	135	0.11	0	0.00	829	0.60
Total real estate loans	9,785	7.68	10,370	7.87	13,306	9.56

Consumer loans:
Home equity	11,397	8.94	11,736	8.91	13,337	9.58
Automobile	877	0.69	1,644	1.25	4,008	2.88
Credit cards	5,639	4.43	5,863	4.45	6,279	4.51
Unsecured	1,138	0.89	1,411	1.07	1,954	1.40
Other	69	0.05	94	0.07	180	0.13
Total consumer loans	19,120	15.01	20,748	15.75	25,758	18.50

Total adjustable-rate loans	$28,905	22.69%	$31,118	23.63%	$39,064	28.06%

Total loans	$127,418	100.00	$131,703	100.00	$139,206	100.00

Less:
Loans in process	(23)		(224)		(9)
Deferred fees and discounts	33		31		27
Allowance for losses	1,545		1,410		1,551

Total loans, net	$125,863		$130,486		$137,637

Source:  Sunshine Financial, Inc., preliminary prospectus

Feldman Financial Advisors, Inc.

Loan Approval Procedures and Authority.  The Bank’s lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors.  Unsecured loans of $50,000 and secured loans of $150,000 and below meeting our underwriting guidelines can be approved by individual loan officers, although secured loans up to $750,000 may be approved by the Chief Executive Officer.  The loan committee, consisting of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and our Senior Vice President and Chief Financial Officer, reviews all other loans and all loan modifications.  Loan committee meetings require a quorum of three members of the committee.  Loans submitted to the loan committee require approval of a majority of the members voting and approval of all members present if only three members are present.  Loans exceeding $1.0 million must be approved by the Board of Directors.  All closed loans are presented to the Board for ratification on a monthly basis.

Loan Originations, Purchases, Sales, Repayments and Servicing.  Sunshine Savings Bank originates both fixed-rate and adjustable-rate loans.  The Bank’s ability to originate loans, however, is dependent upon customer demand for loans in our market areas.  Demand is affected by competition and the interest rate environment.  During the past few years, the Bank, like many other financial institutions, has experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.  In periods of economic uncertainty, the ability of financial institutions, including Sunshine Savings Bank, to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.  The Bank has not purchased loans or loan participations or sold loans recently, but we may do so in the future.  If consistent with the Bank’s asset/liability objectives, the Bank may in the future choose to originate and sell certain one- to four-family mortgage loans to Freddie Mac in transactions where the Bank retains the servicing.

Feldman Financial Advisors, Inc.

In addition to interest earned on loans and loan origination fees, the Bank receives fees for loan commitments, late payments and other miscellaneous services.  The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market.

One- to Four-Family Real Estate Lending and Lot Loans.  Sunshine Savings Bank originates loans secured by first mortgages on one- to four-family residences primarily in the Bank’s market area.  The Bank originates one- to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers.  Walk-in customers are also important sources of loan originations.  Since converting from a credit union to a federal mutual savings bank in 2007, the Bank has expanded its target residential mortgage market to include individuals who are not members, with an emphasis on increasing residential real estate loan originations.

Feldman Financial Advisors, Inc.

The Bank generally originates mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%.  For loans exceeding an 80% loan-to-value ratio, since 2006, the Bank generally requires the borrower to obtain private mortgage insurance covering the Bank for any loss on the amount of the loan in excess of 80% in the event of foreclosure.  The majorities of one- to four-family residential loans are originated with fixed rates and have terms of ten to 30 years.  The Bank also originates adjustable-rate mortgage (“ARM”) loans, which have interest rates that adjust annually to the yield on U.S. Treasury securities adjusted to a constant one-year maturity plus a margin.  Most ARM loans are hybrid loans, which after an initial fixed rate period of one, five or seven years will convert to an adjustable interest rate for the remaining term of the loan.  ARM loans have terms up to 30 years.  The pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with the Bank’s asset/liability management objectives.  ARM loans generally have a cap of two percentage points on rate adjustments during any one year and six percentage points over the life of the loan.  As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.  During the six months ended June 30, 2010, the Bank originated $1.2 million of one- to four-family fixed rate mortgage loans and no one- to four-family ARM loans.  During the year ended December 31, 2009, the Bank originated $5.8 million of one- to four-family fixed rate mortgage loans and no one- to four-family ARM loans.

ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default.  The Bank has not experienced significant delinquencies in our one- to four-family loan portfolio, including our ARM loans.  However, the majority of these loans have been originated within the past several years, when rates were historically low.  The Bank has offered some teaser rates for the initial loan rate on our ARM loans but not at significant discounts from its prevailing rates.

Most of the loans are written using generally accepted underwriting guidelines, and are readily saleable to Freddie Mac, Fannie Mae, or other private investors.  Real estate loans generally contain a “due on sale” clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property.  The average size of one- to four-family residential loans was approximately $133,000 at June 30, 2010.

Feldman Financial Advisors, Inc.

Beginning in 2008, the Bank began originating lot loans, which are loans secured by developed lots in residential subdivisions located in the Bank’s market area.  The Bank originates these loans to individuals intending to construct their primary residence on the lot.  The Bank will generally originate construction loans in an amount up to 75% of the lower of the purchase price or appraisal, although the Bank will also permit loan-to-value ratios of up to 95%.  For loans exceeding a 75% loan-to-value ratio, the Bank generally requires the borrower to obtain private mortgage insurance covering the Bank for any loss on the amount of the loan in excess of 75% in the event of foreclosure.  Lot loans are secured by a first lien on the property, have a fixed rate of interest with a maximum amortization of 20 years. At June 30, 2010, lot loans totaled $9.1 million or 7.1% of our gross loan portfolio and the average loan size in the lot loan portfolio was approximately $54,000.

Property appraisals on real estate securing our one- to four-family and lot loans are made by state certified independent appraisers approved by the Board of Directors.  Appraisals are performed in accordance with applicable regulations and policies.  The Bank generally requires title insurance policies on all first mortgage real estate loans originated, but may also originate loans that will be retained for our portfolio with an attorney’s opinion in lieu of title insurance.  Homeowners, liability, fire and, if required, flood insurance policies are also required for one- to four-family loans.

The Bank also originates a limited amount of construction loans for single family houses to individuals for construction of their primary residence in the local market area.  The Bank will generally originate construction loans in an amount up to 80% for a one- to four-family residential construction loan.  Construction loans generally have terms up to 12 months and provide for monthly payments of interest only until maturity.  The Bank typically converts construction loans to individuals to permanent loans on completion of construction but does not require take-out financing prior to origination.

Feldman Financial Advisors, Inc.

Construction and lot loan lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties.  If the estimate of construction cost proves to be inaccurate, the Bank may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan.  If the Bank is forced to foreclose on a project prior to completion, there is no assurance that the Bank will be able to recover the entire unpaid portion of the loan.  In addition, the Bank may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. Lot loans also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.

Consumer Lending.  Sunshine Savings Bank offers a variety of secured consumer loans, including home equity, new and used automobile, boat and other recreational vehicle loans, and loans secured by savings deposits.  The Bank also offer unsecured consumer loans including a credit card product.  The Bank originates consumer loans primarily in its market areas.

Feldman Financial Advisors, Inc.

Home equity loans, consisting of fixed-rate loans and variable-rate lines of credit, have been the largest component of the consumer loan portfolio over the past several years.  At June 30, 2010, home equity lines of credit totaled $11.4 million and home equity loans totaled $5.2 million, or collectively 50.0% of the consumer loan portfolio and 13.0% of the gross loan portfolio.  The lines of credit may be originated in amounts, together with the amount of the existing first mortgage, of up to 95% of the value of the property securing the loan (less any prior mortgage loans) provided that the borrower obtain private mortgage insurance covering the Bank for any loss on the amount of the loan in excess of 80% in the event of foreclosure.  Home equity lines of credit are originated with an adjustable rate of interest, based on Treasury bill securities adjusted to a constant one-year maturity rate plus a margin or based on prime plus a margin.  Home equity lines of credit generally have up to a ten-year draw period and amounts may be reborrowed after payment at any time during the draw period. At June 30, 2010, unfunded commitments on these lines of credit totaled $3.8 million.

Fixed-rate home equity loans are originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the appraised value of the subject property for home equity loans (less any prior mortgage loans) provided that the borrower obtain private mortgage insurance covering the Bank for any loss on the amount of the loan in excess of 80% in the event of foreclosure.  These loans may have terms for up to 20 years and are fully amortizing.

Collateral value is determined through existing appraisals, new appraisals or evaluations by the loan department.  On second mortgages, the Bank does not require title insurance but do require homeowner, liability, fire and, if required, flood insurance policies.

Sunshine Savings Bank makes loans on new and used automobiles.  The Bank currently originates automobile loans only on a direct basis.  Automobile loan portfolio totaled $4.1 million at June 30, 2010, or 12.4% of the consumer loan portfolio and 3.2% of the gross loan portfolio.  Automobile loans may be written for a term of up to six years for new cars and five years for used cars and have fixed or adjustable rates of interest.  Loan-to-value ratios are up to 100% of the lesser of the purchase price or the National Automobile Dealers Association value for auto loans, plus up to $1,500 for extended warranty insurance.  The Bank follows internal underwriting guidelines in evaluating automobile loans, including credit scoring.

Feldman Financial Advisors, Inc.

Consumer loans also include loans secured by new and used boats and recreational vehicles, deposits and unsecured credit card and other consumer loans, all of which, at June 30, 2010, totaled $12.5 million, or 9.8% of our gross loan portfolio.  Loans secured by boats and recreational vehicles typically have terms up to twenty years, and loan-to-value ratios up to 90%.  They are made with fixed and adjustable rates.  Unsecured consumer loans either have a fixed rate of interest generally for a maximum term of 60 months, or are revolving lines of credit of generally up to $50,000.  At June 30, 2010, unfunded commitments on unsecured lines of credit and credit cards totaled $11.5 million, and the average outstanding balance on these lines was approximately $3,600.

Consumer loans generally have shorter terms to maturity, which reduces the Bank’s exposure to changes in interest rates.  In addition, management believes that offering consumer loan products helps to expand and create stronger ties to the Bank’s existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Underwriting standards for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan.  The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.

Feldman Financial Advisors, Inc.

Consumer and other loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as manufactured homes, automobiles, boats and other recreational vehicles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loans to One Borrower.  At June 30, 2010, the maximum amount under federal law that the Bank could lend to any one borrower and the borrower’s related entities was approximately $2.2 million.  The five largest lending relationships totaled $2.3 million in the aggregate, or 1.8% of the loan portfolio, at June 30, 2010.  The largest relationship consists of a $597,000 loan secured by a principal residence.  The next four largest lending relationships at June 30, 2010, range from $389,000 to $473,000 and likewise are each secured by a principal residence.  All these loans were current as of June 30, 2010.

Investment Portfolio

Federal savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds.  Subject to various restrictions, federal savings banks may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the institution is otherwise authorized to make directly.

Feldman Financial Advisors, Inc.

The Chief Executive Officer and Chief Financial Officer have the basic responsibility for the management of the investment portfolio, subject to the direction and guidance of the Board of Directors.  These officers consider various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment.  The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

The Bank’s investment portfolio has historically been a small portion of its assets because the Bank attempts to be fully invested in loans.  The Bank may however, to utilize borrowing capacity at the FHLB Atlanta, purchase investment grade securities to leverage the balance sheet and increase net interest income.  In addition, Sunshine Savings Bank expects its net proceeds from the Offering initially will be used to invest in short-term liquid assets such as U.S. Government and federal agency securities of various maturities, mortgage-backed or other marketable securities, deposits in other financial institutions, or a combination thereof, until they can be deployed in an orderly fashion.  The general objectives of the investment portfolio will be to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.  Investment quality will emphasize safer investments with the yield on those investments secondary to not taking unnecessary risk with the available funds of the Bank.

Feldman Financial Advisors, Inc.

The Company intends that the investment strategy and portfolio of Sunshine Financial will be similar to that of Sunshine Savings Bank; although Sunshine Financial will be subject to fewer regulatory limits than Sunshine Savings Bank in its investments.  The Company expects that Sunshine Financial will invest any net proceeds available, after making the loan to the employer stock ownership plan, in short-term liquid assets including deposits in Sunshine Savings Bank, U.S. government and federal agency securities of various materials or other marketable securities.

The Bank does not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments and have no present intention to do so.  Further, the Bank does not invest in securities, which are not rated investment grade.

At June 30, 2010, the securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies or United States government sponsored entities.

Deposit Portfolio

Deposits are the Bank’s major source of funds for lending and other investment purposes.  Exhibit II-4 and Table 4 present a summary of the Company’s deposit composition as of June 30, 2010 and December 31, 2008 and 2009.  Total deposits amounted to $135.8 million at June 30, 2010.

Current deposit products include checking, savings, and money market accounts, and certificates of deposit accounts ranging in terms from seven months to 60 months, and individual retirement accounts with terms starting at eighteen months.  Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.  The Bank solicits deposits primarily in its market areas.  At June 30, 2010, the Bank had no brokered, Internet or wholesale deposits.  The Bank primarily relies on competitive pricing policies, marketing and customer service to attract and retain these deposits.  As of June 30, 2010, core deposits, which are define as non-certificate or non-time deposit accounts, represented approximately 54.2% of total deposits.

Feldman Financial Advisors, Inc.

Table 4
Deposit Portfolio Distribution
As of December 31, 2008 to 2009 and June 30, 2010
(Dollars in Thousands)

	June 30, 2010		December 31,
			2009		2008
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)

Transactions and Savings Deposits:
Non interest-bearing demand	$18,942	13.9%	$20,967	14.9	$21,035	14.8%
Statement savings	25,192	18.6	25,054	17.8	25,891	18.2
Money market	23,040	17.0	21,830	15.5	16,175	11.3
IRA	6485	4.8	6236	4.4	4163	2.9
Total non-certificates	73,659	54.2	74,087	52.7	67,264	47.2

Certificates:

1.00 - 2.99%	55,722	41.0	45,639	32.5	4,932	3.5
3.00 - 3.99%	6,372	4.7	20,657	14.7	66,751	46.8
5.00 - 6.99%	44	0.0	115	0.1	3626	2.5
Total certificates	62,138	45.8	66,411	47.3	75,309	52.8

Total deposits	$135,797	100.0%	$140,498	100.0	$142,573	100.0%

Source:  Sunshine Financial, Inc.; preliminary prospectus.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.  The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand.  The Bank has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious.  The Bank tries to manage the pricing of our deposits in keeping with its asset/liability management, liquidity and profitability objectives, subject to competitive factors.  Based on experience, the Bank believes that its deposits are relatively stable sources of funds.  Despite this stability, the ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

Feldman Financial Advisors, Inc.

A large percentage of deposits are in certificates of deposit.  Liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed.  Historically, a significant portion of the certificates of deposit remain with the Bank after they mature and the Bank believes that this will continue.  However, the need to retain these time deposits could result in an increase in the cost of funds.

Table 5 sets forth certificates of deposit classified by interest rate as of the date indicated.

Table 5
Certificates of Deposit by Interest Rate
At June 30, 2010
(Dollars in Thousands)

	1.00- 2.99%	3.00- 4.99%	6.00- 6.99%	Total	Percent of Total
Certificate accounts	(Dollars in Thousands)
maturing in quarter ending:
September 30, 2010	$14,872	$1,528	$21	$16,421	21.06%
December 31, 2010	11,786	541	0	12,327	18.29
March 31, 2011	9,757	482	-	10,239	21.49
June 30, 2011	13,119	831	0	13,950	13.85
September 30, 2011	2,671	73	0	2,744	19.72
December 31, 2011	1,262	14	-	1,276	1.41
March 31, 2012	569	707	-	1,276	1.01
June 30, 2012	426	223	23	672	0.53
September 30, 2012	329	78	-	407	0.25
December 31, 2012	170	85	-	255	0.29
March 31, 2013	114	700	-	814	0.08
June 30, 2013	292	316	-	608	0.21
Thereafter	355	794	0	1,149	1.81

Total	$55,722	$6,372	$44	$62,138	100.0%

Percent of total	89.7%	10.3%	0.1%	100.0%	1.0%

Source:  Sunshine Financial, Inc.; preliminary prospectus.

Feldman Financial Advisors, Inc.

Borrowings

Sunshine Savings Bank is a member of and may obtain advances from the Federal Home Loan Bank of Atlanta, which is part of the Federal Home Loan Bank System.  The twelve regional Federal Home Loan Banks provide a central credit facility for their member institutions. These advances are provided upon the security of certain of the Bank’s mortgage loans and mortgage-backed securities.  These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and all long-term advances are required to provide funds for residential home financing.  At June 30, 2010, December 31, 2009, and December 31, 2008, the Bank had no Federal Home Loan Bank advances or other borrowings outstanding.  At June 30, 2010, the Bank had the ability to borrow approximately $16.0 million from the Federal Home Loan Bank.  The Bank plans to rely in part on long-term Federal Home Loan Bank advances to fund asset and loan growth.  Sunshine Savings Bank is required to own stock in the Federal Home Loan Bank of Atlanta based on the amount of its advances.  At June 30, 2010, the Bank had $334,000 in that stock.

Equity Capital

Sunshine Savings Bank is subject to minimum capital requirements imposed by the OTS.  Based on its capital levels at June 30, 2010, Sunshine Savings Bank exceeded these requirements as of that date.  Consistent with the Bank’s goals to operate a sound and profitable organization, the policy is to maintain a “well-capitalized” status under the capital categories of the OTS.  Based on capital levels at June 30, 2010, Sunshine Savings Bank was considered to be well-capitalized.

Feldman Financial Advisors, Inc.

At June 30, 2010, equity totaled $14.8 million.  Management monitors the capital levels of the Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well-capitalized” institutions.  The total capital ratio to risk-weighted assets at June 30, 2010 was 13.86%.  The tier one capital ratio to total assets at June 30, 2010 was 8.44%.

Feldman Financial Advisors, Inc.

Income and Expense Trends

Table 6 displays the main components of the Company’s earnings performance over the six month period ended June 30, 2009 and 2010 and the fiscal years ended December 31, 2007 to 2009.  Table 7 displays sets forth certain information relating yields and costs at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the daily average balance of assets or liabilities, respectively, for the periods presented.  Table 8 reflects the sensitivity of Sunshine Savings Bank’s interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated.

Table 6
Summary Income Statement Data
For Years Ended December 31, 2007 to 2009
And the Six Months Ended June 30, 2009 and 2010

	For the
	Six Months Ended		For the Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
			(In thousands)
Total interest income	$4,005	$4,275	$8,498	$8,973	$9,019
Total interest expense	954	1,832	3,242	4,004	3,227
Net interest income	3,051	2,443	5,256	4,969	5,792
Provision for loan losses	525	1,062	1,801	925	898
Net interest income after provision for loan losses	2,526	1,381	3,455	4,044	4,894
Fees and service charges	888	1,069	2,077	2,614	2,438
Other non-interest income	32	9	58	1	9
Total non-interest income	920	1,078	2,135	2,615	2,447
Terminated stock offering costs	0	0	0	675	0
Total non-interest expense	3,255	3,859	7,930	8,666	7,604
Income (loss) before income tax expense (benefit)	191	(1,400)	(2,340)	(2,682)	(263)
Income tax expense (benefit)(1)	72	(527)	(881)	(1,009)	(570)
Net income (loss)(1)	$119	($873)	($1,459)	($1,673)	$307

Source:  Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Table 7
Average Balances and Yields
For the Years Ended December 31, 2008 and 2009
and the Six Months Ended June 30, 2009 and 2010

	At	Six Months ended June 30,						Year Ended December 31,
	June 30,	2010			2009			2009			2008
	2010	Average	Interest		Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-Earning Assets:
Loans receivable(1)	6.07%	$128,345	$3,899	6.08%	$135,249	$4,128	6.10%	$133,550	$8,219	6.15%	$131,682	$8,395	6.38%
Investments	5.11	4,041	103	5	5,370	136	5.06	5,016	255	5.09	3,430	73	2.13
FHLB stock	0.00	334	0	0.00	368	0	0.00	350	1	0.30	289	0	0.00
Other interest-earning assets	0.10	4,624	3	0.15	10,426	11	0.21	9,517	23	0.24	17,175	505	2.94

Total interest-earning assets(1)	5.74	137,344	4,005	5.83	151,413	4,275	5.65	148,433	8,498	5.72	152,576	8,973	5.88

Interest-Bearing Liabilities:
MMDA and savings	1.14	54,085	332	1.23	47,538	393	1.65	49,596	767	1.55	49,054	674	1.37
Time deposits	1.81	62,615	622	1.99	80,768	1,439	3.56	77,157	2,475	3.21	74,546	3,324	4.46
Notes payable	0.00	0	0	0.00	0	0	0.00	0	0	0.00	143	6	3.94

Total interest-bearing liabilities	1.50%	$116,700	$954	1.63%	$128,306	$1,832	2.86%	$126,753	$3,242	2.56%	$123,743	$4,004	3.24%

Net interest income			$3,051			$2,443			$5,256			$4,969
Interest rate spread	4.24%			4.20%			2.79%			3.17%			2.65%
Net earning assets		$20,644			$23,107			$21,680			$28,833
Net interest margin(2)	4.46%			4.44%			3.23%			3.54%			3.26%
Ratio of average interest-earning average interest-bearing liabilities		117.69%			118.01%			117.11%			123.30%

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2)	Net interest margin represents net interest income as a percentage of average interest-bearing assets.

Source:  Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Table 8
Rate/Volume Analysis

	Six Months Ended June 30,			Year Ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase		Total	Increase		Total
	(decrease) due to		increase	(decrease) due to		increase
	Volume	Rate	(decrease)	Volume	Rate	(decrease)
Interest-earning assets:	(In thousands)
Loans receivable	($210)	($19)	($229)	$119	($295)	($176)
Investments	(34)	1	(33)	34	148	182
FHLB Stock	-	-	-	-	1	1
Other interest-earning assets	(6)	(2)	(8)	(225)	(257)	(482)
Total interest-earning assets	($250)	($20)	($270)	($72)	($403)	($475)

Interest-bearing liabilities:
NOW, DDA, savings	$54	($115)	($61)	$7	$86	$93
Time deposits	(324)	(493)	(817)	116	(965)	(849)
Notes Payable	-	-	-	(6)	-	(6)
Total interest-bearing liabilities	($270)	($608)	($878)	$117	($879)	($762)

Net interest income	$20	$588	$608	($189)	$476	$287

Source:  Sunshine Savings Bank, preliminary prospectus.

Although the Company recorded net income of $119,000 for the six months ended June 30, 2010, the Company reported losses for both fiscal years 2008 and 2009.  Sunshine Savings Bank has in recent years incurred above average non-interest expense levels due to its transition to a full-service retail bank from a credit union, the cancellation of a proposed sale of sale of stock in 2008, and severance expenses in 2009 related to a branch closing and reduction in personnel.

Like many smaller financial institutions, non-interest expense, which consists primarily of the costs associated with operating business, represents a high percentage of income for the Company.  For the six  months ended June 30, 2010 and the years ended December 31, 2010 and 2009, the Company’s efficiency ratios were 81.98%, 107.29% and 114.27%, respectively.

Feldman Financial Advisors, Inc.

Comparison of Operating Results for the Six Months Ended June 30, 2010 and 2009

Net income for the six months ended June 30, 2010 was $119,000 compared to a net loss of $873,000 for the six months ended June 30, 2009, resulting in an annualized return on average assets of 0.16 % for the six months ended June 30, 2010 and (1.07) % for the six months ended June 30, 2009.  The increase in net earnings was due primarily to an increase in the net interest rate spread and a decrease in the provision for loan losses.  The average yield on interest-earning assets increased to 5.83% for the six months ended June 30, 2010 from 5.65% for the six months ended June 30, 2009.  More importantly, the average cost of liabilities decreased to 1.63% for the six months ended June 30, 2010 from 2.86% for the six months ended June 30, 2009, primarily due to the lower cost and volume of certificate of deposit accounts.

Net Interest Income.  Net interest income increased $608,000, or 24.9%, to $3.0 million for the six months ended June 30, 2010 from $2.4 million for the same period in 2009, primarily due to a lower cost of deposits partially offset by a reduction in the size of the loan portfolio.  The net interest rate spread increased to 4.20% for the six months ended June 30, 2010 from 2.79% for the same period in 2009, while the net interest margin improved to 4.46% at June 30, 2010 from 3.37% at June 30, 2009.  The ratio of average interest-earning assets to average interest-bearing liabilities for the six months ended June 30, 2010 decreased to 117.69% at June 30, 2010, from 118.01% as of June 30, 2009.

Interest Income.  Interest income for the six months ended June 30, 2010 decreased $270,000, or 6.3%, to $4.0 million from $4.3 million for the same period ended June 30, 2009.  The decrease in interest income for the six months ended June 30, 2010 was primarily due to lower average balances of interest-earning assets, in particular, loans receivable.  Average interest-earning assets decreased to $137.3 million during the six months ended June 30, 2010 compared to $151.4 million for the six months ended June 30, 2009.

Feldman Financial Advisors, Inc.

Interest Expense.  Interest expense for the six months ended June 30, 2010 was $954,000 compared to $1.8 million for the same period in 2009, a decrease of $878,000 or 47.9%.  The decrease was primarily the result of decreases in both the average balance of and the average rate paid on certificates of deposits.  The average balance of certificates of deposits decreased to $62.6 million for the six-month period ended June 30, 2010 from $80.8 million for the same period in 2009 and the average rate paid on certificates of deposits decreased to 1.99% from 3.56%.

Provision for Loan Losses.  The Bank establishes an allowance for loan losses by charging amounts to the loan provision at a level required to reflect estimated credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral,  prevailing economic conditions and current risk factors specifically related to each loan type.

Feldman Financial Advisors, Inc.

Based on management’s evaluation of these factors, the provision for loan losses for the six months ended June 30, 2010 was $525,000 compared to $1.1 million for the same period in 2009, a decrease of $537,000 or 50.6%.  The provision for loan losses reflected the decrease in the size of the loan portfolio and in loan charge-offs between these two periods.  Net charge-offs for the six months ended June 30, 2010 were $390,000 compared to $997,000 for the six month period ended June 30, 2009.  For the first half of 2010, net charge-offs consisted of $341,000 for credit card and unsecured loans, $30,000 for automobile loans, $39,000 for other secured consumer loans, and a net recovery of $20,000 for one- to four-family mortgage loans.  For the same period in 2009, net charge-offs consisted of $472,000 for credit card and unsecured loans, $313,000 for automobile loans, $66,000 for other secured consumer loans, and $146,000 for one- to four-family mortgage loans.  Nonperforming loans to total loans at June 30, 2010 were 2.47% compared to 1.77% at June 30, 2009.  The allowance for loan losses to net loans receivable was 1.23% at June 30, 2010 compared to 1.21% at June 30, 2009.

Provision for loan losses decreased despite an increase in nonperforming loans, almost all of which were loans secured by residential properties.  As mentioned above, this decrease was due to a decline in the overall size of the loan portfolio.  In addition, based on loan loss experience, loans secured by residential properties have historically resulted in a lower loss rate as compared to other loans.  Accordingly, the Bank generally provides a lower allowance factor for these loans than for other categories of loans in the portfolio, thus requiring a smaller contribution to the allowance for loan losses than if the increase in non-performing loans consisted of higher risk loans. In addition, the amount of the allowance for loan losses was favorably impacted by continuing declines in our automobile, credit card and unsecured loans which have historically had a higher allowance factor and loss rate as compared to one- to four-family mortgage loans.

Feldman Financial Advisors, Inc.

Management considers the allowance for loan losses at June 30, 2010 to be adequate to cover probable losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio. While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future provisions will not exceed the amount of past provisions or that any increased provisions that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of the allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in the establishment of additional reserves based upon their judgment of information available to them at the time of their examination.

Non-interest Income.  Non-interest income for the six months ended June 30, 2010 declined $158,000, or 14.7%, to $920,000 compared to $1.1 million for the same period in 2009.  Loan fees and service charges on deposit accounts decreased by $15,000 and $166,000, respectively, for the six months ended June 30, 2010, compared to the six months ended June 30, 2009 due to a reduction in loan originations and the number of consumer loan and demand accounts.

Non-interest Expense.  Non-interest expense for the six months ended June 30, 2010 was $3.3 million compared to $3.9 million for the same period in 2009, a decrease of $604,000 or 15.7%.  The largest decrease occurred in salaries and employee benefits, which decreased $255,000, or 13.3%, to $1.7 million for the six months ended June 30, 2010, from $1.9 million for the same period last year.  The decrease in salaries and employee benefits primarily was due to the closing of the branch in south Florida and a reduction in employees at the main office during the first half of 2009.  The number of full-time equivalent employees was 65 at both June 30, 2010 and 2009.  In addition, during the second quarter of 2009, the FDIC imposed a five basis point special assessment on banks.  The Bank paid $74,000 in addition to regular deposit insurance of $234,000 during the first half of 2009 while there was no similar special assessment in 2010.  For the first six months of 2010, the Bank paid $115,000 in deposit insurance.

Feldman Financial Advisors, Inc.

Income Taxes.  For the six months ended June 30, 2010, the Bank recorded income tax expense of $72,000 on before tax income of $191,000.  For the six months ended June 30, 2009, the Bank recorded an income tax benefit of $527,000 on a before tax loss of $1.4 million.  The Bank’s effective tax rate for the six months ended June 30, 2010 was 37.6% as compared to 37.6% for the same time period in 2009.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2009

Net loss for the year ended December 31, 2009 was $1.5 million compared to net loss of $1.7 million for the year ended December 31, 2008.  The losses represent a return on average assets of (0.91) % for 2009 and (1.02) % for 2008.

The decrease in net loss was due primarily to an increase in net interest income and a decrease in noninterest expense partially offset by an increased provision for loan losses and a decline in non-interest income.  Net interest income increased $287,000 and non-interest expense decreased $1.4 million for the year ended 2009 compared to 2008.  The provision for loan losses for the year ended December 31, 2009 increased 94.7% to $1.8 million compared to $925,000 for the year ended December 31, 2008.  Non-interest income decreased 18.4% for the year ended December 31, 2009 to $2.1 million compared to $2.6 million for the year ended December 31, 2008.

Net Interest Income.  Net interest income increased $287,000, or 5.8%, to $5.3 million in 2009 from $5.0 million in 2008.  The net interest rate spread increased to 3.17% for 2009 from 2.65% for 2008, while net interest margin increased to 4.57% at December 31, 2009 from 3.48% for 2008.  The ratio of average interest-earning assets to average interest-bearing liabilities decreased slightly to 117.1% during 2009 from 123.3% during 2008.

Feldman Financial Advisors, Inc.

Interest Income.  Interest income for the year ended December 31, 2009 was $8.5 million compared to $9.0 million for the year ended December 31, 2008, a decrease of $475,000 or 5.3%. The decrease was primarily the result of lower yields earned on loans receivable and other interest-earning assets during 2009 partially offset by an increase in the average balance and yield of investments.  The yield on other interest-earning assets decreased to 0.24% for 2009 from 2.94% for 2008 primarily due the reduction in the federal funds rate by the Federal Reserve.

Interest Expense.  Interest expense for 2009 was $3.2 million compared to $4.0 million for 2008, a decrease of $762,000 or 19.0%.  The decrease was primarily the result of a decrease in the average rate paid on certificate of deposits as a result of low interest rates during the year. The average rate paid on certificates of deposit decreased to 3.21% for 2009 from 4.46% for 2008, while the average balance increased $2.6 million for the same period.

Provision for Loan Losses.  The provision for loan losses was $1.8 million for 2009 compared to $925,000 for 2008, an increase of $876,000 or 94.7% primarily as a result of an increase in net charge-offs as a result of the deterioration in the housing market and the recession. Net charge-offs in 2009 were $1.9 million compared to $797,000 for 2008.  For 2009, net charge-offs consisted of $375,000 of one- to four-family mortgage loans, $155,000 of home equity loans, $386,000 of automobile loans, $907,000 of unsecured and credit card loans and $119,000 of other secured loans.  For 2008, net charge-offs consisted of $46,000 of one- to four-family mortgage loans, $6,000 of home equity loans, $341,000 of automobile loans, $396,000 of unsecured and credit card loans and $8,000 of other secured loans..  Nonperforming loans decreased from $3.1 million, or 2.23% of total loans, to $2.5 million, or 1.94% of total loans, from December 31, 2008 to December 31, 2009.  The allowance for loan losses to net loans receivable was 1.08% at December 31, 2009 compared to 1.13% at December 31, 2008.

Feldman Financial Advisors, Inc.

During 2009, the provision for loan losses was also impacted by changes in the size and composition of the loan portfolio. The outstanding balance of the net loan portfolio decreased by $7.2 million or 5.2%.  The majority of shrinkage in the Bank’s loan portfolio occurred in the consumer loan portfolio, which decreased $9.4 million to $36.2 million, or to 27.5% of total loans, as of December 31, 2009, from $45.6 million, or 32.8% of total loans, as of December 31, 2008.  Most of the decrease was in automobile loans, which decreased $4.5 million from $10.2 million at December 31, 2008 to $5.7 million at December 31, 2009.  In addition, credit card and unsecured loans decreased $1.5 million to $9.7 million or 7.3% of total loans from $11.2 million or 8.0% of total loans at December 31, 2009 and 2008, respectively.  These declines in automobile, credit card and unsecured loans favorably impacted the amount of the allowance for loan losses because these loans historically have a higher allowance factor and loss rate as compared to one- to four-family mortgage loans.  Accordingly, the Bank generally provides a higher allowance factor for these loans than for one- to four-family mortgage loans, thus requiring a smaller contribution to the allowance for loan losses as the percentage of these loans in the portfolio declines.  The changes in the composition of the loan portfolio as well as changes in underwriting standards and the types of nonperforming loans were all considered in the analysis of the allowance for loan losses.

Feldman Financial Advisors, Inc.

Non-interest Income.  Non-interest income for 2009 declined $480,000, or 18.4%, to $2.1 million.   Loan fees and service charges on deposit accounts decreased by $91,000 and $446,000, respectively, for the year ended December 31, 2009 compared to the year ended December 31, 2008, due to a reduction in loan originations, the fee schedule and the number of demand accounts.

Non-interest Expense.  Non-interest expense for 2009 was $7.9 million, a decrease of $1.4 million or 15.1%, compared to $9.3 million for 2008.  The largest decrease occurred in salaries and employee benefits, which decreased $945,000 or 21.0% to $3.6 million for the year ended December 31, 2009, from $4.5 million for the year ended December 31, 2008.  The lower salaries and employee benefits were primarily due to the closing of the branch in south Florida, a reduction in employees at the main office, and a reduction in employee pension plan costs. The number of full-time equivalent employees at December 31, 2009 was 65, compared to 73 at December 31, 2008.  In addition, the Bank recognized $675,000 in terminated stock offering costs for the year ended December 31, 2008 without a similar charge for the year ended December 31, 2009.  Excluding the stock offering costs, non-interest expense decreased $736,000.  Data processing services decreased $571,000, or 67.1%, to $280,000 for the year ended December 31, 2009 compared to $851,000 for the same period in 2008, primarily due to a reduction in software maintenance agreements and item processing expense.  Partially offsetting these decreases was a $669,000 or 66.4% increase in other non-interest expenses and a $91,000 increase in occupancy and equipment expenses.  Other non-interest expense increased to $1.7 million for the year ended December 31, 2009 compared to $1.0 million for the year ended December 31, 2008 primarily as a result of charging off a $245,000 investment in Southeast Corporate Credit Union and an increase in the FDIC deposit insurance.  The Bank paid $308,000 in deposit insurance including a $74,000 special assessment during 2009 as compared to $63,000 in deposit insurance during 2008.  The increase in occupancy and equipment expense was related to the upgrade in our data processing systems.

Feldman Financial Advisors, Inc.

Income Taxes.  For the year ended December 31, 2008, the Bank recorded an income tax benefit of $1.0 million on a before tax loss of $2.7 million.  For the year ended December 31, 2009, the Bank recorded an income tax benefit of $881,000 on a before tax loss of $2.3 million.

Feldman Financial Advisors, Inc.

Interest Rate Risk Management

The rates of interest earned on assets and paid on liabilities generally are established contractually for a period of time.  Market interest rates change over time.  Loans generally have longer maturities than deposits.  Accordingly, the results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities.  The risk associated with changes in interest rates and the ability to adapt to these changes is known as interest rate risk and is the Bank’s most significant market risk. As of December 31, 2009, the one-year cumulative interest rate sensitivity gap as a percentage of total assets was a negative 14.7%, which generally means if interest rates rise, net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, could increase more quickly than interest received on interest-earning assets, including loans and other investments.  In addition, rising interest rates may hurt income because they may reduce the demand for loans.  In the alternative, if interest rates decrease, net interest income could increase.

As part of the Bank’s attempt to manage its exposure to changes in interest rates and comply with applicable regulations, the Bank monitors its interest rate risk.  In monitoring interest rate risk, it continually analyzes and manages assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

Feldman Financial Advisors, Inc.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, the Bank has adopted an asset and liability management policy to better match the maturities and repricing terms of interest-earning assets and interest-bearing liabilities.  The Board of Directors sets the asset and liability policy of the Bank, which is implemented by management.  The asset and liability policy also establishes an ALCO committee which meets quarterly.

The purpose of this committee is to communicate, coordinate and control asset/liability management consistent with the business plan and Board approved policies.  The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs.  The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

The committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations.  The committee recommends appropriate strategy changes based on this review.  The committee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors at least quarterly.

In order to manage assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, the Bank has focused its strategies on:

●	Originating adjustable rate home equity loans;

●	Originating a reasonable volume of short- and intermediate-term fixed rate loans; and,

●	Managing deposits to establish stable deposit relationships.

Feldman Financial Advisors, Inc.

Depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the committee may in the future determine to increase the interest rate risk position somewhat in order to maintain or increase the net interest margin.  The Bank intends to continue its existing strategy of originating a mix of single-family fixed-rate mortgage loans, quarterly adjustable home equity lines of credit, and relatively short-term secured consumer loans.  The Bank may also originate fixed-rate loans for sale to Freddie Mac.

The committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and present value equity, which is defined as the net present value of an institution’s existing assets and liabilities.  The committee also valuates these impacts against the potential changes in net interest income and market value of portfolio equity that are monitored by the Board of Directors of the Bank on a quarterly basis.

The Bank’s asset/liability management strategy sets limits on the change in present value equity (“PVE”) given certain changes in interest rates.  Table 9 presents, as of June 30, 2010, forward-looking information about sensitivity to changes in interest rates.  The table incorporates data from the interest rate risk model, Risk Analytics, as it relates to maturity repricing and repayment/withdrawal of interest-earning assets and interest-bearing liabilities.  Interest rate risk is measured by changes in PVE for instantaneous parallel shifts in the yield curve in 50 basis point increments up and down 200 basis points.  As illustrated in Table 9, the Bank would benefit more from a decrease in market rates of interest than an increase.  An increase in rates would negatively impact PVE as a result of deposit accounts more rapidly than loans due to the fixed rate nature of a large portion of the loan portfolio.  As rates rise, the market value of fixed rate assets declines due to both the rate increases and slowing prepayments.

Feldman Financial Advisors, Inc.

As shown in Table 9, a rising interest rate scenario of 100 basis points would have a negative effect on the PVE.  Under this scenario, PVE would decrease by 10.36% with a resulting PVE ratio of 11.29% of assets.  In the event of a 200 basis point increase in interest rates, PVE would experience a 29.54% decrease with a resulting NPV ratio of 9.22%.  A downward movement in market rates by 100 basis points would result in a positive impact on PVE of 4.60% as the PVE ratio measures 12.58% under this declining rate scenario.

Table 9
Present Value Equity Analysis

	June 30, 2010
Change in	Present Value Equity (“PVE”)			PVE
Rates (bp) (1)	$ Amount	$ Change	% Change	Ratio (%)
		(Dollars in thousands)

+ 200	$13,284	($5,570)	(29.54)	9.22
+ 150	15,379	(3,475)	(18.43)	10.45
+ 100	16,901	(1,953)	(10.36)	11.29
0	18,854	-	-	12.26
- 100	19,721	867	4.60	12.58
- 150	20,258	1,404	7.45	12.82
- 200	20,960	2,106	11.17	13.18
Source: Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Asset Quality

Table 10 provides information regarding the Bank’s non-performing loans and other non-performing assets.  Tables 11 and 12 detail the Bank’s allowance for loan loss reserves and the allocation of the reserve among loan types for the periods ending June 30, 2010 and December 31, 2008 and 2009.   At June 30, 2010, the allowance for loan losses totaled $1.5 million, non-performing loans totaled $3.1 million, and the ratio of allowance for loan losses to non-performing loans was 49.7%.

The Bank’s overall asset quality has deteriorated moderately due to problems in the subprime portfolio.  As of June 30, 2010, non-performing loans (“NPLs”) measured $3.1 million or 2.99% of total loans.  The Bank had $658,000 of foreclosed assets at June 30, 2010.

At June 30, 2010, December 31, 2009 and December 31, 2008, $1.8 million, $1.5 million, and $2.7 million, respectively, of total nonaccruing loans related to loans made to subprime borrowers.  In addition to the nonperforming assets just detailed, as of June 30, 2010, there were 32 loans totaling $1.9 million with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the nonperforming asset categories.

The Bank’s allowance for loan losses totaled $1.5 million at June 30, 2010, measuring 1.23% of total loans.  The loan loss allowance was allocated as follows:  $353,000 for residential mortgages, $246,000 for home equity loans, $167,000 for automobile loans, $358,000 for credit cards, $18,000 for lot loans and $103,000 for other consumer loans.

Feldman Financial Advisors, Inc.

Table 10
Non-performing Asset Summary
As of December 31, 2009 and 2010 and June 30, 2010

	June 30,	December 31,
	2010	2009	2008
	(Dollars in thousands)
Nonaccruing loans
One- to four-family	$2,158	$1,579	$2,104
Lot loans	142	-	-
Construction or development	-	-	-
Home equity	554	684	384
Automobile	58	105	353
Credit cards and unsecured	59	133	114
Deposit accounts	-	-	1
Other	135	34	110
Total	3,106	2,535	3,066

Foreclosed assets:
One- to four-family	617	892	162
Consumer	41	131	68
Total	658	1,023	230

Total nonperforming assets	$3,764	$3,558	$3,296
Total as a percentage of total assets	2.47%	2.27%	2.39%

Source: Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Table 11
Allowance for Loan Loss Summary
As of December 31, 2008 to 2009 and June 30, 2010

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008
	(Dollars in thousands)
Balance at beginning of period	$1,410	$1,551	$1,551	$1,423
Charge-offs:
One- to- four-family	-	146	413	47
Lot loans	-	-	-	-
Construction or development	-	-	-	-
Home equity	-	-	155	23
Automobile	69	355	564	444
Credit cards and unsecured	380	493	961	474
Deposit accounts	-	-	-	-
Other	44	96	170	9
Total	493	1,090	2,263	997

Recoveries:
One- to- four-family	20	-	38	1
Lot loans	-	-	-	-
Construction or development	-	-	-	-
Home equity	-	-	-	17
Automobile	39	42	178	103
Credit cards and unsecured	39	21	54	78
Deposit accounts	-	-	-	-
Other	5	30	51	1
Total	103	93	321	200

Net charge-offs	390	997	1,942	797
Additions charged to operations	525	1,062	1,801	925
Balance at end of period	$1,545	$1,616	$1,410	$1,551

Ratio of net charge-offs during the period to average loans outstanding during the period	0.58%	1.51%	1.45%	0.61%

Ratio of net charge-offs during the period to average nonperforming assets	21.30%	52.08%	51.85%	26.47%

Allowance as a percentage of nonperforming loans	49.72%	68.32%	55.61%	50.59%

Allowance as a percentage of total loans (end of period)	1.23%	1.21%	1.08%	1.13%
Source:  Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Table 12
Allocation of Allowance for Loan Losses
As of December 31, 2009 and 2010 and June 30, 2010

			December 31,
	June 30, 2010		2009		2008
		Percent of loans		Percent of loans		Percent of loans
		in each category		in each category		in each category
	Amount	to total loans	Amount	to total loans	Amount	to total loans

One- to four-family	$353	66.71%	$321	66.49%	$381	66.10%
Lot loans	18	7.12	16	6.06	2	1.14
Construction or development	-	0.11	-	-	-	-
Home equity	246	13.04	165	12.95	138	13.92
Automobile	167	3.22	188	4.35	326	7.36
Credit cards and unsecured	658	7.06	645	7.33	536	8.03
Deposit accounts	-	0.64	-	0.67	-	0.81
Other consumer	103	2.10	75	2.15	168	2.64
	$1,545	100.00%	$1,410	100.00%	$1,551	100.00%

Source:  Sunshine Financial, Inc., preliminary prospectus.

Management, in compliance with federal guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as special mention, substandard, doubtful or loss.  It is the Bank’s policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis.  When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

An asset that does not currently expose the Bank to a sufficient degree of risk to warrant an adverse classification, but which possesses credit deficiencies or potential weaknesses that deserve management’s close attention is classified as “special mention.”

Feldman Financial Advisors, Inc.

An asset classified as “substandard” is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any.  Assets so classified have well-defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

An asset classified as “doubtful” has all the weaknesses inherent in a “substandard” asset with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of a loss on a doubtful asset is high.

That portion of an asset classified as “loss” is considered uncollectible and of such little value that it’s continuance as an asset, without establishment of a specific valuation or charge-off, is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be effected in the future.

The Bank regularly reviews the problem assets in portfolio to determine whether any assets require classification in accordance with applicable regulations.  Based on management’s review of the Bank’s assets, at June 30, 2010, the Bank had classified $3.4 million of its loans as substandard or doubtful, of which $2.8 million was included in nonaccruing loans, including $2.6 million that related to subprime borrowers.  This total amount of classified assets represented 21.1% of equity capital and 2.2% of assets at June 30, 2010.

Feldman Financial Advisors, Inc.

Market Area

The Company and the Bank are headquartered in Tallahassee, Florida, and operate four retail banking offices in Leon County.  The Bank’s considers its principal lending and savings market area to be the metropolitan Tallahassee region.  Leon County is located in north Florida and is bordered by the state of Georgia to the north.

Tallahassee is located in Leon County and is the capital city for the state of Florida.  As the Bank’s primary market area encompasses the state capital, the economy and business environment is heavily influenced by government services.  Tallahassee is also the home to several universities, including Florida State University, Florida A&M University and the Tallahassee Community College.

The primary business of the Bank of attracting deposits and making loans is primarily conducted within its market area.  A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans.

The Company operates in a market area with a high concentration of banking and financial institutions, and faces substantial competition in attracting deposits and in originating loans.  A number of competitors are significantly larger institutions with greater financial and managerial resources and lending limits.  The Company’s ability to compete successfully is a significant factor affecting growth potential and profitability.

Table 13 displays selected demographic data for the United States, the state of Florida, Leon County and the city of Tallahassee.

Feldman Financial Advisors, Inc.

Table 13
Selected Demographic Data
United States, Florida, Leon County and City of Tallahassee

	United	State of	Leon	City of
	States	Florida	County	Tallahassee

Total Population
2010 - Current	311,212,863	18,917,612	273,560	172,308
% Change 2000-10	10.6%	18.4%	14.2%	14.4%
% Change 2010-15	3.9%	4.3%	4.8%	4.2%

Age Distribution, 2010
0 - 14 Age Group	20.1%	17.6%	16.5%	14.0%
15 -34 Age Group	27.2%	24.5%	38.4%	46.2%
35 -54 Age Group	28.0%	26.9%	25.0%	21.6%
55+ Age Group	24.7%	30.9%	20.2%	18.2%
Median Age (years)	37.0	41.4	31.1	28.0

Total Households
2010 - Current	116,761,140	7,448,581	112,752	73,968
% Change 2000-10	10.7%	17.5%	16.8%	17.0%
% Change 2010-15	3.9%	4.2%	5.3%	4.8%

Median Household Net Worth	$93,084	$89,018	$44,792	$14,534

Average Household Income
2010 - Current	$70,173	$64,516	$61,867	$54,499
% Change 2000-10	23.9%	20.6%	21.3%	24.4%
% Change 2010-15	13.1%	10.5%	11.1%	12.0%

Median Household Income
2010 - Current	$54,442	$49,910	$48,814	$38,949
% Change 2000-10	29.1%	28.5%	29.8%	27.4%
% Change 2010-15	12.4%	12.3%	14.1%	30.2%

Per Capita Income
2010 - Current	$26,739	$25,768	$26,264	$24,502
% Change 2000-10	23.9%	19.5%	24.9%	29.1%
% Change 2010-15	13.1%	10.5%	11.6%	12.4%

Unemployemnt Rate
June 2010	9.5%	11.6%	8.2%	NA
December 2009	10.0%	1.6%	7.7%	NA
December 2008	7.2%	7.8%	5.4%	NA

Source:  SNL Financial and ESRI.

Feldman Financial Advisors, Inc.

The median household income level for Leon County was just below comparable demographic data for Florida and the United States.  The median household income for Leon County was estimated at $48,814 in 2010, as compared to the state median household income level of $49,910 and the national median household income level of $54,442.  The median household income for Tallahassee was well below these figures at $38,949, due in part to the large numbers of college students living within the city.  With a median age of 31.1 years, Leon County has a much younger population than either the state at 41.4 years or the United States at 37.0 years.

Table 14 details the largest public and private employers in Leon County.  As indicated by the table, the economy of Leon County is primarily government and educational services based.

Table 14
Largest Employers - Leon County

Employer	Employees

State of Florida (non-university)	39,777
Florida State University	8,784
Leon County schools	4,077
Tallahassee Memorial Healthcare	3,480
Florida A&M University	3,468
City of Tallahassee	2,633
Publix Supermarket	2,000
Wal-Mart Stores, Inc.	1,900
Leon County	1,522
Tallahasee Community College	1,090
Capital Regional Medical Center	878
ACS	852
Tallahassee Leon County Civic Center	672
Capital City Bank Group	626

Source: Economic Development Council of Tallahassee/Leon County.

Feldman Financial Advisors, Inc.

Table 15 summarizes deposit market data for all commercial banks and thrift institutions with offices in Leon County, Florida.  Based on deposit data as of June 30, 2009 and adjusted for any subsequent merger transactions, the Bank ranked twelfth in deposit market share among the financial institutions operating in the county.  As of such date, the Bank had total deposits of $146.7 million in the county, which reflected a 3.1% market share based on the area’s total deposits of $4.7 billion.  Three large regional commercial banks occupied three of the top four in market share rankings of deposits in Leon County.  Bank of America Corp., Wachovia Corp., and SunTrust Banks, Inc. held market shares of 13.6%, 12.8%, and 9.0%, respectively.   Capital City Bank Group, Inc. had the largest deposit market share at 16.1%.  Capital City Bank Group, Inc. is headquartered in Tallahassee.

Table 15
Deposit Market Share
Data as of June 30, 2008 and 2009
(adjusted for completed and announced mergers)

Leon, FL
				2009			2008
Rank				Total	Total	Market	Total	Market
2009	2008	Institution (ST)	Type	Branches	Deposits	Share	Deposits	Share
1	1	Capital City Bank Group Inc. (FL)	Bank	17	756,910	16.13	783,502	17.55
2	3	SunTrust Banks Inc. (GA)	Bank	10	639,986	13.64	605,443	13.56
3	2	Wells Fargo & Co. (CA)	Bank	9	598,991	12.77	675,732	15.14
4	4	Bank of America Corp. (NC)	Bank	7	421,258	8.98	450,895	10.10
5	8	Hancock Holding Co. (MS)	Bank	7	402,444	8.58	259,253	5.81
6	7	Regions Financial Corp. (AL)	Bank	5	339,290	7.23	259,401	5.81
7	5	Synovus Financial Corp. (GA)	Bank	4	330,373	7.04	310,451	6.95
8	6	Premier Bank Holding Co. (FL)	Bank HC	6	289,803	6.18	271,064	6.07
9	9	FMB Banking Corp. (FL)	Bank HC	6	202,284	4.31	196,598	4.40
10	10	Wakulla Bancorp (FL)	Bank HC	5	194,206	4.14	189,783	4.25
11	11	BB&T Corp. (NC)	Bank	3	153,705	3.28	167,327	3.75
12	12	Sunshine Savings MHC (FL)	Thrift HC	4	146,738	3.13	135,592	3.04
13	13	Florida Bank Group Inc. (FL)	Bank	3	60,175	1.28	69,453	1.56
14	14	Superior Bancorp (AL)	Thrift	2	49,906	1.06	35,545	0.80
15	15	Pro Financial Holdings Inc. (FL)	Bank HC	3	47,275	1.01	23,125	0.52
		All Other Institutions		3	57,812	1.23	30,932	0.69
		Total For Institutions In Market		94	4,691,156	100.00	4,464,096	100.00

Source:  SNL Financial.

Feldman Financial Advisors, Inc.
Summary Outlook

In recent years, the Bank’s profitability has been hampered by high levels on non-interest expense and loan loss provisions.  In addition, the Bank has been dealing with problems in its subprime loan portfolio.  To counter these effects, management has implemented a series of measures to improve profitability.  One branch was closed, staffing was reduced by approximately one-third, salaries were frozen, and the Bank changed its lending guidelines.  As a result of these measures, the Bank has returned to profitability over the past six months.

Management of the Company intends that the offering proceeds will provide capital to enable growth and improve profitability.  Attention will be paid to building the core banking business through internal growth and de novo branching, and the Company will also actively consider expansion opportunities such as the acquisition of other financial institutions or financial services companies.

Feldman Financial Advisors, Inc.

II.           COMPARISONS WITH PUBLICLY HELD THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions.  The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest.  The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering.  The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered.  In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”).  Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

Feldman Financial Advisors, Inc.

Selection Criteria

      Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III.  The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”).  Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly held thrifts.

●
Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company.  Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

●
Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale.  Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash.  We attempted to limit our selection to companies that have access to a regular trading market or price quotations.  We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

Feldman Financial Advisors, Inc.

●
Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group.  The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates.  Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

       The operations of the Company fit the general profile of a small thrift institution concentrated on retail banking in its local market.  Residential mortgages remain the core product in the Company’s loan portfolio.

       In determining the Comparative Group composition, we focused on the Company’s corporate structure, asset size, profitability, and equity level.  As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion.  Specifically, we first applied the following selection criteria:

●	Publicly traded thrift – stock-form thrift whose shares are traded on the New York or NYSE Amex stock exchanges or listed on the NASDAQ market.

●	Non-acquisition target – company is not subject to a pending acquisition.

●	Excludes mutual holding companies –majority ownership not held by an MHC.

●	Seasoned trading issue – company completed its initial public offering (“IPO”) over one year ago.

●	Current financial data – publicly reported financial data available for the most recent last twelve months (“LTM”) ending June 30, 2010.

●	Asset size – total assets of less than $600 million.

●	Capitalization – equity to assets ratio greater than or equal to 6.0% and less than 16.5%.

●	Profitability measure – company has reported negative earnings for the last twelve months (“LTM”).

Feldman Financial Advisors, Inc.

As a result of applying the above criteria, the screening process produced a group of ten publicly traded thrifts with operations comparable to those of the Company.  A general operating summary of these ten members selected for the Comparative Group is presented in Table 16.

In focusing on companies lacking profitability, we identified a sufficient number of companies meeting the overall selection criteria.  The companies in the Comparative Group were selected from the Southeast (Florida), five in the Midwest (one from Illinois, one from Michigan, one from Missouri and two from Ohio) and two from the Mid-Atlantic (one each from New York and Maryland), one from the West (California) and one from New England (Massachusetts).  The asset sizes of the selected companies range from $213.8 million at First Bancshares, Inc. to $584.0 million at Hampden Bancorp, Inc.  The median asset size of the Comparative Group was $278.1 million, larger than the Company’s asset size of $152.0 million.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited below-average profitability ratios, lower net interest margins, higher efficiency ratios, comparable higher capital ratios, and lower levels of problem assets.  While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

Feldman Financial Advisors, Inc.

Table 16
Comparative Group Operating Summary
As of June 30, 2010

				Initial	Total	Equity/
			No. of	Conversion	Assets	Assets
Company	City	State	Offices	Date	($000s)	(%)

Sunshine Savings Bank	Tallahassee	FL	4		152,049	9.72

Broadway Financial Corporation	Los Angeles	CA	5	01/09/96	551,569	6.02
Central Federal Corporation	Fairlawn	OH	4	12/30/98	275,101	6.23
CMS Bancorp, Inc.	White Plains	NY	6	04/04/07	242,566	8.75
First Bancshares, Inc.	Mountain Grove	MO	11	12/22/93	213,794	11.22
First Community Bank Corporation of America	Pinellas Park	FL	11	05/16/03	516,393	7.38
First Federal of Northern Michigan Bancorp, Inc.	Alpena	MI	8	04/04/05	226,950	10.35
First Franklin Corporation	Cincinnati	OH	8	01/26/88	281,002	7.77
Hampden Bancorp, Inc.	Springfield	MA	9	01/17/07	584,039	16.23
Park Bancorp, Inc.	Chicago	IL	5	08/12/96	214,117	10.15
WSB Holdings, Inc.	Bowie	MD	5	08/03/88	417,707	12.49

Source:  Sunshine Financial, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

Recent Financial Comparisons

Table 17 summarizes certain key financial comparisons between the Company and the Comparative Group.  Tables 18 through 22 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates.  Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized as of or for the most recent available LTM period ending June 30, 2010.

The Company’s LTM return on average assets was a negative 0.30%, compared to the Comparative Group median of a negative 1.22% and the All Public Thrift median of 0.23%.  The Company’s earnings were hampered by high levels of loan loss provisions and non-interest expense.  Those offset the Company’s advantage gained through its higher than average level of net interest income and non-interest income.  The Company’s LTM return on average equity at a negative 3.04% was ahead of the Comparative Group median of a negative 14.02%, but trailed the All Public Thrift median of 2.29%.

The Company’s net interest income level of 4.04% relative to average assets was positioned above the Comparative Group median of 3.16% and the All Public Thrift median of 3.30%.  The Company’s higher level of net interest income production was attributable to its higher level of interest income and lower level of interest expense during the period as compared to the Comparative Group and All Public Thrift Group medians.

Feldman Financial Advisors, Inc.

The Company’s earning asset yield measured 5.65% and exceeded the Comparative Group median of 5.01% and the All Public Thrift median of 5.12%.  The Company’s higher asset yield resulted from having a larger concentration of loans, which generally carry a higher yield than investment securities, as a percentage of total assets as compared to the Comparative Group and the All Public Thrift Group.  In addition to the Company’s yield on earning assets being higher than both the Comparative Group and the All Public Thrift Group, its cost of interest-bearing liabilities at 1.95% was below the Comparative Group median of 2.16% and the All Public Thrift median of 2.05%.  The Company’s liability costs reflect its significant level of deposits as a source of funds as opposed to the Comparative Group and All Public Thrifts higher reliance upon borrowings as deposits generally bear lower rates than higher-costing borrowings.  In addition, the Company benefits from a significant portion of the deposit portfolio being non-interest bearing deposits.  The Company’s level of borrowed funds was well below the Comparative Group and All Public Group’s median debt utilization.  Borrowings measured 0.0% of the Company’s assets and 12.7% for the Comparative Group median and 14.1% for the All Public Thrift median.

The Company’s non-interest operating income totaled 1.42% of average assets, outperforming the Comparative Group and All Public Thrift medians of 0.33% and 0.50%, respectively.  Fees and service charges on deposit accounts were the largest contributor to the Company’s non-interest revenue.

Feldman Financial Advisors, Inc.

Table 17
Key Financial Comparisons
Sunshine Savings Bank and the Comparative Group
As of or for the Last Twelve Months Ended June 30, 2010

	Sunshine	Comp.	All Public
	Savings	Group	Thrift
	Bank	Median	Median

Profitability
LTM Return on Average Assets	(0.30)%	(1.22)%	0.23%
LTM Return on Average Equity	(3.04)	(14.02)	2.29
Core Return on Average Assets	(0.20)	(1.23)	0.33
Core Return on Average Equity	(2.07)	(14.07)	2.45

Income and Expense (% of avg. assets)
Total Interest Income	5.24	4.81	4.82
Total Interest Expense	1.51	1.78	1.74
Net Interest Income	3.73	3.02	3.10
Provision for Loan Losses	0.80	1.81	0.56
Other Operating Income	1.42	0.33	0.50
Net Gains and Nonrecurring Income	(0.16)	0.18	0.09
General and Administrative Expense	4.65	3.35	2.85
Intangibles Amortization Expense	0.01	0.00	0.00
Nonrecurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	(0.32)	(1.89)	0.46
Efficiency Ratio	86.42	98.03	68.34

Yield-Cost Data
Yield on Interest-earning Assets	5.65	5.01	5.12
Cost of Interest-bearing Liabilities	1.95	2.16	2.05
Net Interest Spread	3.70	3.10	3.15

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	93.40	96.96	92.72
Avg. Interest-bearing Liabilities	77.36	83.45	79.50
Avg. Net Interest-earning Assets	16.04	13.15	10.92

Feldman Financial Advisors, Inc.

Table 17 (continued)
Key Financial Comparisons
Sunshine Savings Bank and the Comparative Group
As of or for the Last Twelve Months Ended June 30, 2010

	Sunshine	Comp.	All Public
	Savings	Group	Thrift
	Bank	Median	Median

Balance Sheet Composition (% of total assets)
Cash and Securities	10.71%	23.01%	23.58%
Loans Receivable, net	82.78	71.97	69.35
Real Estate	0.41	1.08	0.27
Intangible Assets	0.14	0.00	0.05
Other Assets	5.97	5.17	4.77
Total Deposits	89.31	75.33	73.33
Borrowed Funds	0.00	12.70	14.08
Other Liabilities	0.97	1.00	0.97
Total Equity	90.28	9.45	9.92

Loan Portfolio (% of total loans)
Residential Mortgage Loans	73.92	55.73	49.02
Other Real Estate Mortgage Loans	13.04	33.59	34.20
Non-mortgage Loans	13.04	13.92	16.79

Growth Rates
Total Assets	(6.68)	(5.15)	1.44
Total Loans	(5.38)	(6.74)	(1.08)
Total Deposits	(7.05)	(0.19)	5.64

Regulatory Capital Ratios
Tier 1 Leverage Ratio	8.44	8.51	8.99
Tier 1 Risk-based Capital	12.61	14.80	13.65
Total Risk-based Capital	13.86	16.05	14.55

Credit Risk Ratios
Non-performing Loans / Total Loans	2.99	1.55	2.58
Non-performing Assets / Total Assets	2.48	0.98	2.22
Reserves / Total Loans	1.23	2.07	1.50
Reserves / Non-performing Assets	49.72	41.30	41.39

Source:  Sunshine Financial, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

The Company’s provision for loan losses measured 0.80% of average assets, as compared to the Comparative Group median of 1.81% and the All Public Thrift median of 0.56%.  The Company’s non-performing asset ratio measured 2.48% of total assets versus the Comparative Group median of 0.98% and All Public Thrift median of 2.22%.  In keeping with the Company’s higher non-performing asset ratio relative to total assets, its non-performing loan ratio as a percent of total loans was 2.99% and was above the corresponding Comparative Group median of 1.55% and All Public Thrift median of 2.58%.  The Company is experiencing problems related to its portfolio of residential mortgage loans, particularly loans classified as subprime.  The Company maintained a lower level of loan loss reserves at 1.23% of total loans versus the Comparative Group median of 2.07% and the All Public Thrift median of 1.50% but maintained a slightly higher level of reserves as a percentage of non-performing assets of 49.7% compared to the Comparative group median of 41.3% and the All Public Thrift Group median of 41.4%.

The Company’s operating expense ratio was higher than the Comparative Group and All Public Thrift Group medians. The Company’s general and administrative expense ratio measured 4.65% compared to the Comparative Group median of 3.35% and the All Public Thrift median of 2.85%.

The Company’s balance sheet composition stood in contrast to both the Comparative and All Public Thrift Groups.  Net loans amounted to 82.8% of assets at the Company as of June 30, 2010, versus 72.0% for the Comparative Group median and 69.4% for the All Public Thrift Group median.  Cash and securities aggregated 10.7% of assets at the Company, compared to a median of 23.0% for the Comparative Group and 23.6% for the All Public Thrift Group.  The Company had intangible assets totaling 0.14% of total assets compared to the Comparative Group median of 0.00% and the All Public Group median of 0.05%.  Other assets, excluding intangibles and foreclosed real estate, composed 6.0% of the Company’s assets versus the Comparative Group median of 5.2% and the All Public Thrift Group median of 4.8%.

Feldman Financial Advisors, Inc.

The Company had no outstanding borrowings at June 30, 2010.  The Comparative Group is characterized by companies with borrowing activity similar to the overall thrift industry as demonstrated by the median debt level of 12.7% of total assets versus the All Public Thrift median of 14.1%.  The Company’s equity level before the Stock Offering was 9.7% relative to assets, which was comparable to the Comparative Group median of 9.5% and the All Public Thrift median of 9.9%.  The Company’s risk-based capital ratios were also similar to the corresponding medians of both the Comparative Group and All Public Thrift Group.

The Company has shrunk its balance sheet over the past year.  The Company’s deposit portfolio decreased by 7.1% during the period while the Comparative Group experienced a median deposit portfolio growth rate of a negative 0.2% and the All Public Thrift Group experienced growth of 5.6%.  The overall asset growth rate for the Company was a negative 6.7% compared to the Comparative Group median of a negative 5.2% and the All Public Thrift Group median of 1.4%.  Loan growth at the Company totaled a negative 5.4%, compared to the Comparative Group median of a negative 6.8% and the Al Public Thrift Group median of a negative 1.1%.

Feldman Financial Advisors, Inc.

In summary, the Company’s recent earnings performance trailed the results attained by the Comparative Group and All Public Thrift aggregate when based on returns on assets and equity, due to the Company’s lower level of profitability.  The Company’s profitability was hampered by a higher level of non-interest expense and loan loss provisions.  The Company’s net interest income and higher level of operating income were not sufficient to offset the higher operating expense ratio.  Management believes that the competition in the banking and financial services industry in Florida is intense and that many of its competitors have substantially greater resources and lending limits than the Company do and offer services that it does not or cannot provide.  Price competition for loans might result in the Company originating fewer loans, or earning a lower rate of return the loan portfolio, while price competition for deposits might result in a decrease in total deposits or higher rates paid on customer’s deposits, impacting the profitability of the Company in the future.

Feldman Financial Advisors, Inc.

Table 18
General Financial Performance Ratios
As of or for the Latest Twelve Months Ended June 30, 2010

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

Sunshine Savings Bank	152,049	135,797	9.72	9.59	4.04	86.42	(0.30)	(3.04)	(0.20)	(2.07)

Comparative Group Average	352,324	265,170	9.66	9.62	3.09	92.90	(1.68)	(18.52)	(1.71)	(18.92)
Comparative Group Median	278,052	226,602	9.45	9.40	3.16	98.03	(1.22)	(14.02)	(1.23)	(14.07)

All Public Thrift Average	2,918,725	1,815,162	11.21	10.37	3.24	72.77	(0.20)	(4.85)	(0.17)	(4.96)
All Public Thrift Median	966,540	682,509	9.92	9.13	3.30	68.34	0.23	2.29	0.33	2.45

Comparative Group
Broadway Financial Corporation	551,569	414,149	6.02	6.02	3.97	55.20	(1.01)	(16.21)	(1.01)	(16.21)
Central Federal Corporation	275,101	226,255	6.23	6.18	3.19	81.43	(5.10)	(58.76)	(5.19)	(59.87)
CMS Bancorp, Inc.	242,566	183,285	8.75	8.75	3.21	103.76	(0.11)	(1.19)	(0.16)	(1.83)
First Bancshares, Inc.	213,794	180,648	11.22	11.16	3.13	107.29	(0.40)	(3.72)	(0.37)	(3.43)
First Community Bank Corporation of America	516,393	434,355	7.38	7.38	2.79	85.89	(2.89)	(35.98)	(3.01)	(37.40)
First Federal of Northern Michigan Bancorp, Inc.	226,950	157,827	10.35	10.05	3.48	94.51	(2.73)	(25.84)	(2.84)	(26.91)
First Franklin Corporation	281,002	226,948	7.77	7.77	2.25	106.42	(0.82)	(10.82)	(0.83)	(10.91)
Hampden Bancorp, Inc.	584,039	420,060	16.23	16.23	3.32	81.88	(0.06)	(0.37)	(0.06)	(0.38)
Park Bancorp, Inc.	214,117	146,624	10.15	10.15	2.69	111.04	(2.23)	(20.46)	(2.22)	(20.36)
WSB Holdings, Inc.	417,707	261,544	12.49	12.49	2.88	101.54	(1.43)	(11.82)	(1.44)	(11.92)

Source: Sunshine Financial, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

Table 19
Income and Expense Analysis
For the Latest Twelve Months Ended June 30, 2010

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pretax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	of	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang,	Expense	Earnings

Sunshine Savings Bank	5.24	1.51	3.73	1.42	(0.16)	0.80	4.65	0.01	0.00	(0.32)

Comparative Group Average	4.88	1.95	2.94	0.35	0.21	2.04	3.29	0.02	0.00	(1.80)
Comparative Group Median	4.81	1.78	3.02	0.33	0.18	1.81	3.35	0.00	0.00	(1.89)

All Public Thrift Average	4.77	1.76	3.02	0.64	0.16	1.05	2.89	0.06	0.01	(0.03)
All Public Thrift Median	4.82	1.74	3.10	0.50	0.09	0.56	2.85	0.00	0.00	0.46

Comparative Group
Broadway Financial Corporation	5.81	1.84	3.96	0.31	(0.03)	3.65	2.35	0.00	0.00	(1.75)
Central Federal Corporation	4.81	1.74	3.08	0.02	0.38	5.16	2.84	0.01	0.00	(4.51)
CMS Bancorp, Inc.	4.87	1.73	3.14	0.00	0.23	0.12	3.50	0.00	0.00	(0.25)
First Bancshares, Inc.	4.63	1.68	2.95	0.67	0.10	0.23	4.02	0.02	0.02	(0.50)
First Community Bank Corporation of America	4.42	1.79	2.62	0.11	0.17	3.07	2.50	0.00	0.00	(2.66)
First Federal of Northern Michigan Bancorp, Inc.	5.01	1.77	3.24	0.62	0.30	2.69	4.06	0.12	0.00	(2.46)
First Franklin Corporation	4.77	2.64	2.14	0.73	0.76	1.10	3.86	0.00	0.00	(1.33)
Hampden Bancorp, Inc.	4.81	1.70	3.11	0.44	0.03	0.76	2.98	0.00	0.00	(0.16)
Park Bancorp, Inc.	4.44	2.01	2.44	0.30	(0.02)	1.55	3.19	0.00	0.00	(2.02)
WSB Holdings, Inc.	5.25	2.55	2.69	0.35	0.18	2.07	3.56	0.00	0.00	(2.40)

Source: Sunshine Financial, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

Table 20
Yield-Cost Structure and Growth Rates
For the Latest Twelve Months Ended June 30, 2010

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate

Sunshine Savings Bank	93.40	77.36	16.04	9.79	5.65	1.95	3.70	(6.68)	(5.38)	(7.05)

Comparative Group Average	96.64	82.85	13.79	10.25	5.15	2.06	3.09	(3.45)	(5.34)	1.11
Comparative Group Median	96.96	83.45	13.15	9.94	5.01	2.16	3.10	(5.15)	(6.74)	(0.19)

All Public Thrift Average	92.41	79.00	11.49	10.85	5.12	2.03	3.16	3.66	0.57	8.62
All Public Thrift Median	92.72	79.50	10.92	10.10	5.12	2.05	3.15	1.44	(1.08)	5.64

Comparative Group
Broadway Financial Corporation	95.10	86.20	8.90	5.95	5.81	2.28	3.53	14.36	2.20	12.56
Central Federal Corporation	100.12	81.12	19.00	8.99	4.98	2.10	2.88	(4.61)	(8.16)	5.28
CMS Bancorp, Inc.	93.94	79.85	14.09	8.59	4.98	2.21	2.77	0.60	4.15	0.43
First Bancshares, Inc.	97.97	87.43	10.54	11.27	4.92	1.76	3.16	(12.14)	(19.62)	(0.81)
First Community Bank Corporation of America	100.33	74.94	25.39	8.56	4.69	1.51	3.18	(7.03)	(12.80)	(6.55)
First Federal of Northern Michigan Bancorp, Inc.	95.95	83.74	12.21	10.89	5.39	2.30	3.09	(5.64)	(9.94)	(2.73)
First Franklin Corporation	100.37	83.16	17.21	8.05	5.03	2.51	2.52	(9.51)	(11.96)	(6.40)
Hampden Bancorp, Inc.	91.84	72.34	19.50	16.37	5.14	1.57	3.57	2.89	6.71	10.11
Park Bancorp, Inc.	92.24	85.23	7.01	11.09	4.91	1.80	3.11	(4.66)	1.30	(2.32)
WSB Holdings, Inc.	98.52	94.50	4.02	12.78	5.61	2.53	3.08	(8.78)	(5.32)	1.49

Source: Sunshine Financial, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

Table 21
Balance Sheet Composition
As of the Latest Twelve Months Ended June 30, 2010

	As a Percent of Total Assets
	Cash &	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity

Sunshine Savings Bank	10.71	82.78	0.41	0.14	5.97	89.31	0.00	0.97	90.28	9.72

Comparative Group Average	22.80	71.19	1.14	0.05	5.36	75.48	13.69	1.16	90.34	9.66
Comparative Group Median	23.01	71.97	1.08	0.00	5.17	75.33	12.70	1.00	90.55	9.45

All Public Thrift Average	25.58	68.45	0.56	0.83	5.04	72.02	15.66	1.13	88.79	11.21
All Public Thrift Median	23.58	69.35	0.27	0.05	4.77	73.33	14.08	0.97	90.09	9.92

Comparative Group
Broadway Financial Corporation	15.38	80.81	0.81	0.00	3.56	75.09	17.95	0.95	93.98	6.02
Central Federal Corporation	14.41	80.08	0.85	0.05	5.31	82.24	10.58	0.94	93.77	6.23
CMS Bancorp, Inc.	23.11	74.49	NA	0.00	2.49	75.56	14.27	1.42	91.25	8.75
First Bancshares, Inc.	40.29	53.58	1.87	0.07	4.64	84.50	3.99	0.29	88.78	11.22
First Community Bank Corporation of America	22.91	70.46	1.49	0.00	5.57	84.11	7.61	0.90	92.62	7.38
First Federal of Northern Michigan Bancorp, Inc.	20.48	72.81	1.35	0.34	5.04	69.54	19.06	1.05	89.64	10.35
First Franklin Corporation	9.93	83.40	1.08	0.00	5.75	80.76	10.23	1.19	92.18	7.77
Hampden Bancorp, Inc.	25.11	71.12	0.16	0.00	3.84	71.92	11.13	0.72	83.77	16.23
Park Bancorp, Inc.	23.57	66.29	0.97	0.00	9.77	68.48	20.30	1.07	89.85	10.15
WSB Holdings, Inc.	32.85	58.82	1.63	0.00	7.62	62.61	21.79	3.11	87.51	12.49

Source: Sunshine Financial, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

Table 22
Regulatory Capital, Credit Risk, and Loan Composition
As of or for the Latest Twelve Months Ended June 30, 2010

	Tier 1	Tier 1	Total						Other
	Leverage	Risk-	Risk-		Total			Resid.	Real Est.	Nonmtg.
	Capital	based	based	NPLs/	NPAs/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans

Sunshine Savings Bank	8.44	12.61	13.86	2.99	2.48	49.72	1.23	73.92	13.04	13.04

Comparative Group Average	9.26	14.45	15.59	1.73	1.13	68.88	2.46	52.00	36.27	11.74
Comparative Group Median	8.51	14.80	16.05	1.55	0.98	41.30	2.07	55.73	33.59	13.92

All Public Thrift Average	9.87	15.20	16.29	4.22	3.61	56.65	1.81	49.14	33.46	17.41
All Public Thrift Median	8.99	13.65	14.55	2.58	2.22	41.39	1.50	49.02	34.20	16.79

Comparative Group
Broadway Financial Corporation	7.68	10.72	12.00	2.79	2.38	26.61	4.01	48.76	50.24	1.00
Central Federal Corporation	6.87	8.73	10.01	1.33	0.84	71.76	4.41	58.24	18.56	23.20
CMS Bancorp, Inc.	7.67	16.45	17.19	1.03	0.85	80.14	0.46	37.83	48.14	14.03
First Bancshares, Inc.	10.21	19.85	20.69	1.61	1.11	37.35	1.82	55.28	28.18	16.54
First Community Bank Corporation of America	6.80	9.94	11.20	1.49	1.47	43.61	2.00	56.89	29.30	13.81
First Federal of Northern Michigan Bancorp, Inc.	9.33	13.65	14.91	0.39	0.35	222.74	1.87	61.56	37.87	0.57
First Franklin Corporation	7.56	10.21	11.46	3.08	1.59	38.05	2.14	44.73	47.69	7.58
Hampden Bancorp, Inc.	15.85	22.32	23.56	0.79	0.74	90.85	1.50	61.70	19.32	18.98
Park Bancorp, Inc.	9.82	16.67	17.69	1.91	1.54	38.98	2.66	56.18	28.92	14.90
WSB Holdings, Inc.	10.85	15.94	17.20	2.92	0.47	38.72	3.71	38.78	54.44	6.78

Source: Sunshine Financial, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

III.           MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II.  The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering.  It is assumed that these potential investors are aware of all relevant and necessary facts, as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general.  Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general.  Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

Feldman Financial Advisors, Inc.

         (1)    Earnings Prospects
         (2)    Financial Condition
         (3)    Market Area
         (4)    Management
         (5)    Dividend Policy
         (6)    Liquidity of the Issue
         (7)    Subscription Interest
         (8)    Stock Market Conditions
         (9)    Recent Acquisition Activity
        (10)   New Issue Discount
        (11)   Effect of Government Regulations and Regulatory Reform

Earnings Prospects

Earnings growth potential is dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet.  Each of the foregoing is an important factor to investors in assessing earnings growth potential.  The Company’s profitability in recent years has been hampered by increased loan loss provisions and high levels of non-interest expense.

As the nation’s economy continues to deal with the ramifications of the downturn in the housing industry, the contraction in the credit markets and high levels of unemployment, the U.S. Federal Reserve has lowered rates in an effort to stimulate the credit markets and to help the U.S. economy recover from the recently ended recession.  The Company derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities.  To counter the slowdown in the economy and in an effort to open up the credit markets and stimulate the economy, the Federal Reserve has reduced the fed funds rate to its current target level of 0.00% to 0.25%.

Feldman Financial Advisors, Inc.

While the Company reported losses for 2008 and 2009, the Bank’s profitability returned to a positive level for the first half of 2010 with an annualized ROA of 0.16%.  For the six months ended June 30, 2010, the Bank’s net income was $119,000 compared to a loss of $873,000 for the same period in 2009.  The improvement in profitability has been driven by an improvement in the Bank’s net interest margin, reduced loan loss provisions and reduced levels on non-interest expense.

The infusion of capital from the Stock Offering will provide the Company with the additional flexibility to implement its business strategy, although it will take time for the Company to prudently invest these proceeds and generate significant returns on these funds.  In the current business cycle, interest rate risk poses a threat to the Company’s future earnings growth.  In addition, management’s strategy to return the Bank to profitability has produced positive earnings in the short-term, but has not been proven over an extended period of time.  While the reinvestment returns from the offering proceeds will augment the Company’s net income, the positive impact is restrained by the added expenses associated with the stock benefit plans.  It should be noted though that the restricted stock plan must still be adopted by the Board, which will occur after closing of the Stock Offering.  As such, expenses related to this benefit will not begin until at least six months after the closing of the Stock Offering.  Therefore, based on these fundamentals, we believe that no adjustment is warranted for the Company’s earnings growth potential with respect to the Comparative Group.

Feldman Financial Advisors, Inc.

Financial Condition

As noted in Chapter II, with total assets of $152.0 million, the Company is smaller than the Comparative Group median of $278.1 million.  At the pro forma midpoint of the offering range, the Company is expected to have total assets of $160.5 million.  The Company has a higher level of net loans as a percentage of total assets at 82.8% compared to the Comparative Group median of 72.0%.  The Company’s loan portfolio consists primarily of single-family residential mortgages and home equity loans.

The Company has a higher level of deposits and a lower reliance on borrowed funds as compared to the Comparative Group.  As a percentage of total assets, the Company has a deposit ratio of 89.3% and borrowings to assets ratio of 0.0%, compared to the Comparative Group medians of 75.3% and 12.7%, respectively.

The Company’s equity to assets ratio of 9.7% trails is similar to the Comparative Group median of 9.5%.  At the pro forma midpoint of the offering range, the Company is projected to raise its equity to assets ratio of 14.5%.

An area of importance for investors is the level of nonperforming loans and the level of allowance for loan losses as compared to the level of nonperforming assets.  The Company’s level of nonperforming assets as a percentage of total assets at 2.48% is above to the Comparative Group median of 0.98%.  The Company’s nonperforming assets are primarily related to its portfolio of subprime single-family residential mortgage loans discussed earlier.  The Company’s level of reserves as a percentage on nonperforming assets at 49.7% is above the Comparative Group median of 41.3%.

Feldman Financial Advisors, Inc.

While the Company has a higher level of loans as a percentage of total assets as compared to the Comparative Group, it has a higher level of nonperforming assets as a percentage of total assets.  The Company’s resulting capital level after the conversion will be higher than the Comparative Group median.  Taken a whole, we believe that no adjustment is warranted for financial condition.

Market Area

The Company’s primary market area is the metropolitan Tallahassee region.  Demographic data for the Company’s local market reflects a trend of income growth comparable to the United States and Florida as a whole, but with a slightly lower-level of household income.  Located in the northern part of Florida along the Georgia border, this area has not seen the same level of problem loans tied to real estate that have impacted institutions in the coastal areas of Florida.  Therefore, based on the demographic trends affecting the Company’s market area as compared to the United States as a whole and the State of Florida, we do not believe that the market area conditions on the whole are notably different from those facing the Comparative Group.  Accordingly, we do not believe an adjustment is warranted for market area considerations.

Management

Management’s principal challenges are to begin generating profitable results, monitor credit risks, and control operating costs while the Company competes in an increasingly competitive financial services environment while dealing with increased levels of non-performing assets.  We believe that investors will take into account that a team of experienced banking executives professionally and knowledgeably manages the Company.  We also note that stock investors will likely rely upon bottom-line earnings results as the means of evaluating the future performance of management.  Based on these considerations, we believe no adjustment is warranted based on management.

Feldman Financial Advisors, Inc.

Dividend Policy

The Company currently plans to pay cash dividends in the future, but the amount and timing of any dividends, however, have not been determined yet. The timing, amount and frequency of dividends will be determined by the Board of Directors.  While payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels, only one of the ten members of the Comparative Group companies currently pays a dividend.  The median All Public Thrift dividend yield was 1.73%.  While a formal dividend policy has yet to be established, the Company will have a sufficient capital base to pay and plans on paying a dividend in the future and therefore, we believe that no adjustment is warranted for this factor.

Liquidity of the Issue

All ten members of the Comparative Group are listed on the NASDAQ National Market.  Following the Stock Offering , the Company’s stock will be listed on the Bulletin Board.  Thus, we believe that, relative to the Comparative Group a downward adjustment is warranted to address this factor.

Subscription Interest

Until the downturn in the housing market and the related tightening of both the credit and capital markets, initial public offerings (“IPOs”) of thrift stocks had attracted a great deal of investor interest.  As recently as 2007, there were 26 total completed conversions.  The total number fell to ten for 2008 and only six in 2009.  Conversion activity has experienced a turnaround in 2010, with 15 transactions being completed through the end of August 2010.  Of the 15 completed transactions in 2010, eight were standard conversions and seven were second-step conversion transactions.

Feldman Financial Advisors, Inc.

There have been eight standard conversions closed during the first eight months of 2010.  These offerings had a median offer price as a percent of pro forma book value and tangible book value was 56.1% and 56.5%, respectively.  Of these ten transactions, nine are trading above their initial offer price with a median price increase of 6.9%.  Four of these ten transactions were related to companies whose stock is traded on the OTC Bulletin Board, which is the exchange for the Company.  These offerings had a median offer price as a percent of pro forma book value and tangible book value of 43.5%.  Of these four transactions, three are trading above their initial offer price with a median price increase of 2.5%.

The Company has retained the services of Keefe, Bruyette & Woods, Inc.  to assist in the marketing and sale of the Stock Offering.  The Company also has an employee stock ownership plan (“ESOP”) that will purchase common stock in the offering.  The Company’s Board members and executive officers currently anticipate purchasing 35,100 shares representing an aggregate amount of $351,000 of common stock.  The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 25,000 shares.  In addition to the above purchase limitations, there is an ownership limitation for stockholders other than the employee stock ownership plan.  Shares of common stock that individuals purchase in the offering individually and together with persons described above, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering.

Feldman Financial Advisors, Inc.

Absent actual results of the Company’s subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.

Stock Market Conditions

Table 23 graphically displays the performance of the SNL Thrift Index of all publicly traded thrifts and the SNL Thrift <$250M Index as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) since year-end 2005.  The SNL Thrift Index has greatly underperformed the broader stock index, declining 66.6% as compared to an decrease of 11.1% for the S&P 500.  The SNL Thrift <$250M Index has declined 36.9%, during the period from December 31, 2005 to September 13, 2010.  Since December 31, 2009, the SNL Thrift Index has declined 8.0% while the SNL Thrift <$250M Index has declined 0.8%.  This compares to a decrease of 0.5% for the S&P 500 over the same period.  The decline is stock values reflects the problems in the housing industry and the related credit crunch.

After reporting near record earnings of $15.9 billion in 2006, earnings of thrift industry institutions began to suffer as the housing market turned negative and the industry recorded losses of $0.6 billion in 2007 and a significant loss of $15.8 billion in calendar 2008.  The problems in the housing industry also had a significant negative effect on asset quality measures.

Feldman Financial Advisors, Inc.

Net income for calendar 2009 was $29 million, the first annual net income reported by the thrift industry since 2006.  Net income in 2009 was up from net losses of $15.8 billion in 2008 and $0.6 billion in 2007.  On August 25, 2010, the OTS reported that for the second quarter of calendar 2010, the industry recorded profits of $1.5 billion or 0.64% of average assets, the fourth consecutive quarter of profitability for the industry, down from the $1.7 billion reported for the first quarter of 2010.  Asset quality also showed signs of stabilizing, as troubled assets were slightly lower than during the previous quarter and a year earlier, but remained at elevated levels.  Troubled assets (noncurrent loans and repossessed assets) fell to 3.21% of assets at the end of the second quarter of calendar 2010, from 3.28% at the end of the previous quarter and 3.50% one year earlier.  The number of problem thrifts, those with examination ratings of 4 or 5, increased to 54 thrifts at June 30, 2010 from 50 thrifts at March 31, 2010 and 40 thrifts at June 30, 2009.  Generally speaking, the OTS regulated thrifts continued to be strongly capitalized with 93.4% of the industry reporting capital exceeding “well-capitalized” regulatory standards. However, we continue to believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of newly converted thrifts in the after-market and existing trading companies.  Table 24 summarizes recent acquisition activity involving banks and thrifts based in Florida.  Since January 1, 2009, there have been 17 acquisitions involving Florida financial institutions, including two thrifts.  Only two of these transactions were priced above book value.  The median price-to-book ratio for deals completed in 2010 is 61.2%.

We do not believe any adjustment is necessary for acquisition activity, and any speculative interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well.

Feldman Financial Advisors, Inc.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts.  The thrift conversion market continues to respond to the after-market performance of recent offerings.

Table 25 presents a summary of thrifts that have completed standard conversion tock offerings since January 1, 2008.  There were a total of four standard conversion stock offerings during 2008, two in 2009 and eight so far in 2010. Of these fourteen transactions, five of them were for companies whose stocks were to be listed on the OTC Bulletin Board (“OTCBB”), similar to the Company.  During this period, the after-market performance of standard thrift conversions has shown a significant weakness, especially for the stocks listed on the OTCBB.

Of the eight stock offerings completed during 2010, the median first day price increase was 3.9%.  Limiting this to companies traded OTCBB, the median first day price increase was 0.0%.  There have been no standard conversions of Florida based thrifts since January 1, 2008.

Thrift conversions price at discounts to publicly traded companies as increases in value require ever larger increases in capital and produce marginal returns in this additional equity.  Coupled with the problems in the thrift industry related to the housing market, problem loans and the decline in earnings for financial institutions, this discount is now even greater.  Given the recent after-market performance of standard conversions, we believe a downward adjustment is warranted.

Feldman Financial Advisors, Inc.

Table 23
Comparative Stock Index Performance
December 31, 2005 to September 13, 2010
(Index Value 100 = 12/31/05)

Feldman Financial Advisors, Inc.
Table 24
Summary of Recent Florida Acquisition Activity
Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	YTD	YTD			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($Mil.)	(%)	(%)	(%)	Anncd.	(2)	($Mil.)	(%)	(%)	(x)	(%)
Average				273.0	11.70	(1.68)	(16.48)			8.5	79.6	79.9	NA	15.32
Median				144.0	8.05	(1.55)	(10.96)			7.9	69.9	69.9	NA	10.39
Stonegate Bank	FL	Southwest Capital Bancshares, Inc.	B	NA	NA	NA	NA	08/31/10	P	9.4	61.2	61.2	NM	7.8
Florida Bank Group, Inc.	FL	Anderen Financial, Inc.	B	146.7	25.71	(1.23)	(4.80)	07/14/10	P	NA	NA	NA	NA	NA
North American Financial Holdings	FL	TIB Financial Corp.	B	1,690.7	3.00	(3.60)	(65.07)	06/29/10	P	NA	79.2	81.7	NM	9.6
HCBF Holding Company, Inc.	FL	First Bank and Trust Company of Indiantown	B	97.1	8.37	1.05	12.14	06/04/10	P	NA	NA	NA	NA	NA
Max Holding Corporation	0	Home Bancgroup, Inc.	T	87.2	6.30	(0.72)	(10.97)	05/28/10	P	NA	NA	NA	NA	NA
Jacksonville Bancorp, Inc.	FL	Atlantic BancGroup, Inc.	B	297.4	3.26	(2.43)	(45.70)	05/10/10	P	3.1	31.7	31.7	NM	1.0
Ovation Holdings, Inc.	0	National Bank of Southwest Florida	B	37.6	20.98	(2.02)	(8.35)	03/15/10	P	9.9	125.9	125.9	NM	26.4
BCOM Financial Holdings, LLC	FL	Cortez Community Bank	B	84.1	18.16	(2.06)	(10.24)	02/23/10	P	NA	60.6	60.6	NM	18.5
Investor group	0	First Southern Bancorp, Inc.	B	394.3	10.31	(1.52)	(14.23)	02/02/10	C	NA	NA	NA	NA	NA
Apollo Bancshares, Inc.	FL	Union Credit Bank	B	154.2	7.72	(4.79)	(49.49)	11/29/09	C	5.0	97.0	97.0	NM	15.4
Investor group	0	Riverside Central Florida Banking Company	B	141.3	6.00	(1.07)	(17.00)	10/05/09	C	NA	68.8	68.8	NM	10.4
Investor group	0	Three Shores Bancorporation, Inc.	B	611.1	7.42	(1.57)	(15.67)	09/18/09	C	NA	NA	NA	NA	NA
CBM Florida Holding Company, Inc.	NY	Community Bank of Manatee	B	257.8	7.01	(0.19)	(2.81)	06/02/09	C	NA	69.9	69.9	NM	7.3
Investor group	0	Panther Community Bank, National Association	B	42.1	33.79	(3.72)	(7.45)	04/23/09	C	17.5	122.7	122.7	NM	41.5
First America Holdings Corporation	FL	MRCB Holdings, Inc.	T	156.6	6.21	(0.76)	(10.95)	04/06/09	C	6.3	NM	NM	NM	NM
Intercontinental Bankshares, LLC	FL	Intercontinental Bank	B	128.7	11.02	0.84	7.58	01/20/09	C	NA	NA	NA	NA	NA
Florida Traditions Bank	FL	Providence Bank	B	41.8	11.97	(3.03)	(20.74)	01/15/09	C	NA	NA	NA	NA	NA

(1) B=bank; T=thrift.
(2) P=pending; C=completed.
Source: SNL Financial.

Feldman Financial Advisors, Inc.
Table 25
Summary of Recent Standard Conversions
Transactions Completed Since January 1, 2008

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		9/13/10	Price Change			Change
				Total	Offering	Book	Tang.	LTM	IPO	Closing	One	One	One	Thru
		Stock	Conv.	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	9/13/10
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Standard -- Average				421.7	51.9	57.2	59.5	25.1	NA	NA	7.4	5.8	6.0	15.8
Standard -- Median				246.0	26.8	58.0	58.8	23.7	NA	NA	0.3	1.5	3.1	10.2

Average -- OTC				75.3	6.1	46.0	46.0	23.2	NA	NA	0.0	1.0	3.8	6.5
Median -- OTC				60.2	4.4	44.0	44.0	23.7	NA	NA	0.0	0.0	5.0	5.0

Standard Offerings
United American Savings Bank	PA	OTCBB	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	10.50	0.0	(5.0)	5.0	5.0
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	10.55	4.0	7.5	4.2	5.5
Fairmount Bancorp, Inc.	MD	OTCBB	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	12.00	NA	5.0	10.0	20.0
Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	7.00	0.0	0.0	(1.0)	(30.0)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	11.02	3.9	1.5	3.0	10.2
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	11.43	18.5	14.0	9.9	14.3
Versailles Financial Corporation	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	10.82	16.0	15.0	10.6	8.2
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	16.98	49.9	47.2	48.0	69.8
St. Joseph Bancorp, Inc.	MO	Pink	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc.	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	13.75	0.0	5.0	5.0	37.5
First Savings Financial Group, Inc.	IN	NASDAQ	10/07/08	215.4	24.3	51.1	51.1	NM	10.00	13.30	(1.0)	(4.0)	(8.0)	33.0
Home Bancorp, Inc.	LA	NASDAQ	10/03/08	448.1	89.3	69.7	69.7	19.2	10.00	13.16	14.9	3.5	3.1	31.6
Cape Bancorp, Inc.	NJ	NASDAQ	02/01/08	620.1	78.2	73.2	105.8	50.0	10.00	7.55	0.5	0.1	(2.0)	(24.5)
Danvers Bancorp, Inc.	MA	NASDAQ	01/10/08	1,324.1	171.9	83.7	83.9	29.4	10.00	15.62	(2.6)	(2.2)	2.6	56.2

Source: SNL Financial.

Feldman Financial Advisors, Inc.

Effect of Government Regulations and Regulatory Reform

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulator, the Company will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies.  As of June 30, 2010, the Company’s subsidiary banking institution was considered well capitalized, similar to all the members of the Comparative Group.

The recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including Sunshine Savings Bank and Sunshine Financial, Inc.  Under the new law, Sunshine Savings Bank’s primary regulator, the Office of Thrift Supervision, will be eliminated and existing federal thrifts will be subject to regulation and supervision by the Office of Comptroller of the Currency, which currently supervises and regulates all national banks.  Savings and loan holding companies will be regulated by the Federal Reserve Board, which will have the authority to promulgate new regulations governing The Company that will impose additional capital requirements and may result in additional restrictions on investments and other holding company activities.  The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market.  The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance.  The federal preemption of state laws currently accorded federally chartered financial institutions will be reduced.  In addition, regulation mandated by the new law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices, which may have a material impact on our operations.  Because the regulations under the new law have not been promulgated, the full impact of the legislation is uncertain.  Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations and regulatory reform.

Feldman Financial Advisors, Inc.

Adjustments Conclusion

Based upon our analysis, we believe that downward adjustments are necessary for liquidity, stock market conditions and new issue discount.  Currently, converting thrifts are often valued at substantial discounts to peer institutions relative to price-to-book ratios, but at lesser discounts to the comparable institutions’ price-to-earnings ratios.  It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums.  Due to the lack of earnings at the Company, the price-to-book ratio is the most important guide in determining a value.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios:  price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”).  As the Company is experiencing negative earnings, we have not given any weight to the P/E approach, as it does not present any meaningful benchmark.  As such, we have relied primarily on the P/B and P/TB ratios as a pricing guideline.

Feldman Financial Advisors, Inc.

Table 26 displays the market price valuation ratios of the Comparative Group as of September 13, 2010  Medians for the All Public Thrift aggregate are also shown in Table 26.  Table 26 also includes the pro forma valuation ratios attributable to the Company as compared to the Comparative Group.  Exhibit IV displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios.  In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparative Group valuation data and recent thrift IPO valuations.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B and P/TB comparisons.  The P/B and P/TB ratios are an important valuation ratio in the current thrift stock environment and were a key focus in developing our estimate of the Company’s pro forma market value, due to the Company’s lack of earnings.  The Company’s net income for the twelve months ending June 30, 2010 was a loss of $119,000 and reflected an ROA of (0.30)%.

The median P/B ratio for the Comparative Group was 42.1%.  In comparison, the All Public Thrift median P/B ratio was 77.4%.  In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma price-to-book and price-to-tangible book ratio of 45.2% for the Company, which reflects an aggregate midpoint value of $10.5 million based on the assumptions summarized in Exhibit IV.  Employing a range of 15% above and below the midpoint, the resulting minimum value of $8.9 million reflects a 40.9% P/B ratio and the resulting maximum value of approximately $12.1 million reflects a 49.1% P/B ratio.  The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $13.9 million and a P/B ratio of 53.1%.

Feldman Financial Advisors, Inc.

The Company’s pro forma midpoint P/B ratio of 45.2% reflects a 7.5% premium to the Comparative Group median P/B ratio of 42.1% and a 37.8% discount to the All Public Thrift median of 72.7%.  At the maximum, the Company’s pro forma P/B ratio of 49.1% reflects a 16.7% premium to the Comparative Group median and a 32.5% discount to the All Public Thrift median.  At the minimum, the Company’s pro forma P/B ratio of 40.9% reflects a 2.8% discount to the Comparative Group median and a 43.7% discount to the All Public Thrift median.

The median P/TB ratio for the Comparative Group was 42.4%.  In comparison, the All Public Thrift median P/B ratio was 77.4%.  The Company’s pro forma midpoint P/TB ratio of 45.6% reflects a 7.7% premium to the Comparative Group median P/B ratio and a 41.0% discount to the All Public Thrift.  At the maximum, the Company’s pro forma P/TB ratio of 49.5% reflects a 16.8% premium to the Comparative Group median and a 36.0% discount to the All Public Thrift median.  At the minimum, the Company’s pro forma P/TB ratio of 41.3% reflects a 2.6% discount to the Comparative Group median and a 43.7% discount to the All Public Thrift median.

Based on the P/A measure, the Company’s pro forma midpoint of $10.5 million reflects a corresponding valuation ratio of 6.5%, ranging from 5.6% at the minimum to 7.5% and 8.5% at the maximum and adjusted maximum, respectively.

Valuation Conclusion

It is our opinion that, as of September 13, 2010, the aggregate estimated pro forma market value of the Company on a fully converted basis was within the Valuation Range of $8,925,000 to $12,075,000 with a midpoint of $10,500,000.  The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum.  An additional 15% increase above the maximum results in an adjusted maximum of $13,866,250.  Exhibit IV displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis.

Feldman Financial Advisors, Inc.

Table 26
Pro Forma Comparative Valuation Analysis
Sunshine Savings Bank and the Comparative Group
Computed from Market Price Data as of September 13, 2010

	Closing	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Sunshine Savings Bank
Pro Forma Minimum	$10.00	8.9	NM	NM	40.9	41.3	5.61	13.72	13.61	0.00
Pro Forma Midpoint	$10.00	10.5	NM	NM	45.2	45.6	6.54	14.47	14.35	0.00
Pro Forma Maximum	$10.00	12.1	NM	NM	49.1	49.5	7.46	15.20	15.09	0.00
Pro Forma Adjusted Maximum	$10.00	13.9	NM	NM	53.1	53.5	8.50	16.01	15.90	0.00

Comparative Group Average	NA	16.2	NM	NM	46.9	47.1	4.41	9.66	9.62	0.12
Comparative Group Median	NA	9.5	NM	NM	42.1	42.4	3.48	9.45	9.40	0.00

All Public Thrift Average (1)	NA	321.9	15.4	15.3	72.3	80.9	8.12	11.21	10.37	1.95
All Public Thrift Median (1)	NA	60.4	13.4	13.9	72.7	77.4	6.85	9.92	9.13	1.73

Comparative Group
Broadway Financial Corporation	$2.55	4.5	NM	NM	25.8	25.8	0.83	6.02	6.02	0.00
Central Federal Corporation	$0.95	3.9	NM	NM	38.5	39.1	1.45	6.23	6.18	0.00
CMS Bancorp, Inc.	$10.50	19.6	NM	NM	92.2	92.2	8.06	8.75	8.75	0.00
First Bancshares, Inc.	$8.17	12.7	NM	NM	52.8	53.2	5.93	11.22	11.16	0.00
First Community Bank Corporation of America	$1.64	9.0	NM	NM	45.7	45.7	1.80	7.38	7.38	0.00
First Federal of Northern Michigan Bancorp, Inc.	$2.64	7.6	NM	NM	32.4	33.5	3.36	10.35	10.05	0.00
First Franklin Corporation	$6.00	10.1	NM	NM	46.3	46.3	3.60	7.77	7.77	0.00
Hampden Bancorp, Inc.	$9.97	70.2	NM	NM	74.9	74.9	12.15	16.23	16.23	1.20
Park Bancorp, Inc.	$4.27	5.1	NM	NM	23.4	23.4	2.38	10.15	10.15	0.00
WSB Holdings, Inc.	$2.42	19.1	NM	NM	36.6	36.6	4.57	12.49	12.49	0.00

(1) Excludes mutual holding companies and companies subject to announced acquisitions.

Source: Sunshine Savings Bank; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.

Exhibit I
Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis.  Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with CS First Boston and Kaplan Associates.  Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm.  Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide.  The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President.  Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions.  Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm.  Trent also has worked at the Federal Home Loan Bank Board and with the California legislature.  Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal.  Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis.  Peter was with Kaplan Associates for 13 years.  Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Company in Delaware.  Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal.  Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans.  During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations.  Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans.  Greg was with Kaplan Associates for three years.  Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A.  Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

Feldman Financial Advisors, Inc.

Exhibit II-1
Statement of Financial Condition
As of June 30, 2010 and December 31, 2008 and 2009
(Dollars in Thousands)

	At June 30,	At December 31,
	2010	2009	2008
	(unaudited)
Assets
Cash and due from banks	$2,161	$1,431	$2,757
Interest-bearing deposits with banks	978	6,194	3,092
Federal funds sold	9,422	3,522	3,161
Cash and equivalents	12,561	11,147	9,010

Securities held to maturity	3,717	4,346	5,635

Loans, net	125,863	130,486	137,637

Premises and equipment, net	4,080	4,351	4,353
Federal Home Loan Bank stock, at cost	334	334	373
Deferred income taxes	2,388	2,460	1,579
Accrued interest receivable	532	530	533
Foreclosed real estate	617	892	162
Other assets	1,957	2,043	1,725
Total assets	$152,049	$156,589	$161,007

Liabilities and Retained Earnings
Liabilities:
Non-interest bearing demand accounts	$19,004	$20,967	$21,035
Money market deposit accouts	23,040	21,830	16,174
Savings accounts	31,670	31,290	30,054
Time deposits	62,083	66,411	75,310
Total deposits	135,797	140,498	142,573

Official checks	433	742	271
Advances by borrowers for T&I	319	167	159
Other liabilities	728	529	1,892
Total liabilities	137,277	141,936	144,895

Retained earnings	14,772	14,653	16,112
Total liabilities and retained earnings	$152,049	$156,589	$161,007

Source:  Sunshine Financial, Inc, unaudited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-2
Statement of Operations
For the Six Months Ended June 30, 2010 and 2009
and the Years Ended December 31, 2009 and 2008
(Dollars in Thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008
Interest Income
Loans	$3,898	$4,128	$8,219	$8,395
Mortgage-backed securities	$103	$136	$255	$517
Other	4	11	24	61
Total interest income	4,005	4,275	8,498	8,973

Interest Expense
Deposit accounts	954	1,832	3,242	3,999
FHLB borrowings	0	0	0	5
Total interest expense	954	1,832	3,242	4,004

Net interest income	3,051	2,443	5,256	4,969
Provision for loan losses	525	1,062	1,801	925
Net interest income after provisions	2,526	1,381	3,455	4,044

Noninterest income
Fees and service charges on deposit accounts	888	1,069	2,006	2,395
Fees and charges on loans	32	9	129	220
Total noninterest income	920	1,078	2,135	2,615

Noninterest expense
Salaries and employee benefits	1,661	1,916	3,562	4,507
Occupancy and equipment	594	612	1,423	1,332
Data processing services	93	207	280	851
Professional fees	344	425	808	1,145
Advertising and promotion	36	68	117	209
Stationery and supplies	20	38	62	288
Other	507	594	1,678	1,009
Total noninterest expense	3,255	3,859	7,930	9,341

Earnings (loss) before income tax benefit	191	(1,400)	(2,340)	(2,682)
Income tax benefit	72	(527)	(881)	(1,009)
Net earnings (loss)	$119	($873)	($1,459)	($1,673)

Retained earnings at beginning of period	14,653	16,112	16,112	17,785
Retained earnings at end of period	$14,772	$15,239	$14,653	$16,112

Source:  Sunshine Financial, Inc., unaudited financial statements.

Feldman Financial Advisors, Inc.
Exhibit II-3
Loan Portfolio Composition
As of June 30, 2010 and December 31, 2008 and 2009
(Dollars in Thousands)

	June 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Fixed-Rate Loans	(Dollars in thousands)
Real estate loans:
One- to four-family	$75,348	59.13%	$77,192	58.61%	$78,714	56.54%
Lot loans	9067	7.12	7981	6.06	1580	1.14
Total real estate loans	84,415	66.25	85,173	64.67	80,294	57.68

Consumer loans:
Home equity	5,220	4.10	5,326	4.04	6,036	4.34
Automobile	3,231	2.54	4,085	3.10	6,235	4.48
Unsecured	2,213	1.74	2,386	1.81	2,946	2.12
Deposit account	836	0.66	883	0.67	1,148	0.82
Other	2598	2.04	2732	2.07	3483	2.50
Total consumer loans	14,098	11.06	15,412	11.70	19,848	14.26

Total fixed-rate loans	$98,513	77.31%	$100,585	76.37%	$100,142	71.94%

Adjustable-Rate Loans
Real estate loans:
One- to four-family	$9,650	7.57%	$10,370	7.87%	$12,477	8.96%
Construction	135	0.11	0	0.00	829	0.60
Total real estate loans	9,785	7.68	10,370	7.87	13,306	9.56

Consumer loans:
Home equity	11,397	8.94	11,736	8.91	13,337	9.58
Automobile	877	0.69	1,644	1.25	4,008	2.88
Credit cards	5,639	4.43	5,863	4.45	6,279	4.51
Unsecured	1,138	0.89	1,411	1.07	1,954	1.40
Other	69	0.05	94	0.07	180	0.13
Total consumer loans	19,120	15.01	20,748	15.75	25,758	18.50

Total adjustable-rate loans	$28,905	22.69%	$31,118	23.63%	$39,064	28.06%

Total loans	$127,418	100.00	$131,703	100.00	$139,206	100.00

Less:
Loans in process	(23)		(224)		(9)
Deferred fees and discounts	33		31		27
Allowance for losses	1,545		1,410		1,551

Total loans, net	$125,863		$130,486		$137,637

Source:  Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Exhibit II-4
Deposit Account Distribution
As of June 30, 2010 and December 31, 2008 and 2009
(Dollars in Thousands)

	June 30,		December 31,
	2010		2009		2008
		Percent		Percent		Percent
	Amount	of total	Amount	of total	Amount	of total
	(Dollars in thousands)

Transactions and Savings Deposits:
Non interest-bearing demand	$18,942	13.9%	$20,967	14.9	$21,035	14.8%
Statement savings	25,192	18.6	25,054	17.8	25,891	18.2
Money market	23,040	17.0	21,830	15.5	16,175	11.3
IRA	6485	4.8	6236	4.4	4163	2.9
Total non-certificates	73,659	54.2	74,087	52.7	67,264	47.2

Certificates:

1.00 - 2.99%	55,722	41.0	45,639	32.5	4,932	3.5
3.00 - 3.99%	6,372	4.7	20,657	14.7	66,751	46.8
5.00 - 6.99%	44	0.0	115	0.1	3626	2.5
Total certificates	62,138	45.8	66,411	47.3	75,309	52.8

Total deposits	$135,797	100.0%	$140,498	100.0	$142,573	100.0%

Source:  Sunshine Financial, Inc., preliminary prospectus.

Feldman Financial Advisors, Inc.

Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of September 13, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	9/13/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts (non-MHCs)
Abington Bancorp, Inc.	ABBC	PA	1,268	(0.43)	(2.47)	16.76	16.76	10.48	211.5	NM	NM	100.4	100.4	16.82	1.91
Anchor BanCorp Wisconsin Inc.	ABCW	WI	3,999	(2.71)	(194.40)	0.61	0.51	0.68	14.7	NM	NM	NM	NM	0.38	-
Astoria Financial Corporation	AF	NY	19,670	0.22	3.70	6.24	5.35	12.85	1,257.7	26.2	28.5	102.5	120.7	6.40	4.05
Athens Bancshares Corporation	AFCB	TN	282	0.06	0.45	17.81	17.67	10.82	30.1	NA	NA	59.8	60.4	10.66	1.85
Bank Mutual Corporation	BKMU	WI	3,483	0.16	1.38	11.49	10.10	5.20	237.7	40.0	NM	59.9	69.2	6.83	2.31
BankAtlantic Bancorp, Inc.	BBX	FL	4,656	(3.66)	(112.94)	1.66	1.34	0.95	56.4	NM	NM	66.5	82.8	1.10	-
BankFinancial Corporation	BFIN	IL	1,566	0.01	0.07	16.57	15.16	9.21	194.0	NM	79.1	74.8	83.1	12.39	3.04
BCSB Bancorp, Inc.	BCSB	MD	622	(0.21)	(2.07)	9.79	9.78	10.00	31.2	NM	NM	61.8	61.9	5.10	-
Beacon Federal Bancorp, Inc.	BFED	NY	1,072	0.48	5.08	9.92	9.92	10.57	68.6	12.7	11.0	64.8	64.8	6.43	1.89
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,748	(0.58)	(3.89)	14.00	8.16	18.70	262.5	NM	NM	68.3	125.0	9.55	3.42
BofI Holding, Inc.	BOFI	CA	1,421	1.56	19.98	9.13	9.13	12.19	124.2	5.5	7.1	99.5	99.5	8.77	-
Broadway Financial Corporation	BYFC	CA	552	(1.01)	(16.21)	6.02	6.02	2.55	4.5	NM	NM	25.8	25.8	0.83	-
Brookline Bancorp, Inc.	BRKL	MA	2,659	0.96	5.13	18.59	17.17	10.20	602.2	24.3	25.7	122.3	134.8	22.66	3.33
Cape Bancorp, Inc.	CBNJ	NJ	1,072	(1.54)	(12.49)	12.20	10.27	7.55	100.5	NM	NM	76.8	93.3	9.37	-
Carver Bancorp, Inc.	CARV	NY	804	(0.38)	(4.60)	7.39	7.37	3.73	9.3	NM	NA	22.9	23.0	1.18	2.68
Central Bancorp, Inc.	CEBK	MA	527	0.45	5.54	8.63	8.24	11.97	20.0	10.1	8.8	55.7	59.4	3.86	1.67
Central Federal Corporation	CFBK	OH	275	(5.10)	(58.76)	6.23	6.18	0.95	3.9	NM	NM	38.5	39.1	1.45	-
CFS Bancorp, Inc.	CITZ	IN	1,095	(0.09)	(0.89)	10.30	10.29	4.45	48.3	NM	NM	42.8	42.8	4.41	0.90
Chicopee Bancorp, Inc.	CBNK	MA	557	(0.27)	(1.54)	16.98	16.98	11.25	71.0	NM	NM	75.4	75.4	12.80	-
Citizens Community Bancorp, Inc.	CZWI	WI	576	0.13	1.35	9.78	8.75	3.75	19.2	26.8	10.8	34.0	38.4	3.33	-
Citizens South Banking Corporation	CSBC	NC	1,077	(2.22)	(21.08)	8.95	8.78	5.60	60.8	NM	NM	80.9	83.1	5.81	2.86
CMS Bancorp, Inc.	CMSB	NY	243	(0.11)	(1.19)	8.75	8.75	10.50	19.6	NM	NM	92.2	92.2	8.06	-
Colonial Financial Services, Inc.	COBK	NJ	579	0.53	6.56	8.37	8.37	9.65	40.3	12.9	10.4	83.1	83.1	6.95	-
Community Financial Corporation	CFFC	VA	552	0.71	7.97	9.02	9.02	3.85	16.8	5.4	5.4	44.6	44.6	3.11	-
Danvers Bancorp, Inc.	DNBK	MA	2,529	0.57	4.95	11.63	10.42	15.62	330.2	23.7	23.3	113.5	128.4	13.20	0.51
Dime Community Bancshares, Inc.	DCOM	NY	4,148	0.90	12.05	7.59	6.33	12.63	436.1	11.8	11.4	138.6	168.4	10.51	4.44
Eagle Bancorp Montana, Inc.	EBMT	MT	326	0.79	7.33	16.10	16.10	9.31	38.0	17.2	17.4	72.5	72.5	11.67	3.01
Elmira Savings Bank, FSB	ESBK	NY	499	0.95	8.67	11.26	8.89	15.75	30.9	9.6	9.8	81.8	124.7	6.42	5.08
ESB Financial Corporation	ESBF	PA	1,948	0.66	7.74	8.89	6.85	13.03	156.8	11.9	10.8	90.4	119.9	8.05	3.07
ESSA Bancorp, Inc.	ESSA	PA	1,067	0.47	2.67	16.55	16.55	11.56	156.3	30.4	33.3	88.5	88.5	14.65	1.73
FFD Financial Corporation	FFDF	OH	206	0.49	5.32	8.86	8.86	14.00	14.2	14.7	14.7	77.4	77.4	6.85	4.86
Fidelity Bancorp, Inc.	FSBI	PA	708	(0.39)	(5.97)	6.82	6.47	5.41	16.5	NM	NM	39.7	42.5	2.35	1.48
First Advantage Bancorp	FABK	TN	345	0.20	1.01	19.72	19.72	10.60	44.2	66.3	33.4	65.2	65.2	12.86	1.89
First Bancshares, Inc.	FBSI	MO	214	(0.40)	(3.72)	11.22	11.16	8.17	12.7	NM	NM	52.8	53.2	5.93	-
First Capital, Inc.	FCAP	IN	458	0.52	5.06	10.45	9.36	15.00	41.8	17.9	17.7	87.5	99.0	9.13	5.07
First Clover Leaf Financial Corp.	FCLF	IL	563	0.19	1.47	13.82	11.83	5.55	43.9	37.0	29.4	56.6	67.6	7.82	4.32
First Community Bank Corporation of America	FCFL	FL	516	(2.89)	(35.98)	7.38	7.38	1.64	9.0	NM	NM	45.7	45.7	1.80	-
First Defiance Financial Corp.	FDEF	OH	2,039	0.22	1.89	11.70	8.82	10.00	81.2	33.3	15.0	40.2	59.0	4.05	-
First Federal Bancshares of Arkansas, Inc.	FFBH	AR	678	(5.67)	(72.58)	6.55	6.55	1.80	8.7	NM	NM	30.9	30.9	1.32	-
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	227	(2.73)	(25.84)	10.35	10.05	2.64	7.6	NM	NM	32.4	33.5	3.36	-
First Financial Holdings, Inc.	FFCH	SC	3,324	(1.07)	(10.98)	9.74	8.69	9.85	162.8	NM	NM	62.9	73.8	4.99	2.03
First Financial Northwest, Inc.	FFNW	WA	1,307	(4.30)	(24.86)	14.30	14.30	4.06	76.4	NM	NM	40.9	40.9	5.84	-
First Franklin Corporation	FFHS	OH	281	(0.82)	(10.82)	7.77	7.77	6.00	10.1	NM	NM	46.3	46.3	3.60	-
First PacTrust Bancorp, Inc.	FPTB	CA	881	(0.08)	(0.71)	10.94	10.94	9.83	41.7	NM	NM	54.0	54.0	4.84	2.03
First Place Financial Corp.	FPFC	OH	3,154	(0.94)	(11.10)	8.04	7.78	3.45	58.6	NM	NM	31.9	33.5	1.90	-
First Savings Financial Group, Inc.	FSFG	IN	501	0.51	4.40	10.68	9.15	13.30	32.1	13.0	9.1	60.0	71.2	6.40	-
Flagstar Bancorp, Inc.	FBC	MI	13,694	(3.65)	(61.20)	7.86	7.86	2.67	409.5	NM	NM	50.6	50.6	3.05	-
Flushing Financial Corporation	FFIC	NY	4,252	0.72	8.30	8.93	8.55	11.38	355.5	11.5	10.5	93.6	98.2	8.36	4.57
Fox Chase Bancorp, Inc.	FXCB	PA	1,243	(0.07)	(0.61)	16.60	16.60	9.56	139.1	NM	NM	67.4	67.4	11.19	-
GS Financial Corp.	GSLA	LA	274	0.03	0.32	10.36	10.36	10.21	12.8	NM	NM	45.2	45.2	4.69	3.92
Hampden Bancorp, Inc.	HBNK	MA	584	(0.06)	(0.37)	16.23	16.23	9.97	70.2	NM	NM	74.9	74.9	12.15	1.20
Harleysville Savings Financial Corporation	HARL	PA	867	0.59	9.76	6.05	6.05	15.10	55.5	11.1	11.0	105.7	105.7	6.40	5.03
HF Financial Corp.	HFFC	SD	1,253	0.48	6.82	7.54	7.21	9.95	69.1	10.0	8.6	73.2	76.7	5.51	4.52
Hingham Institution for Savings	HIFS	MA	972	0.99	13.93	7.10	7.10	37.16	78.9	8.6	8.6	114.5	114.5	8.12	2.48
HMN Financial, Inc.	HMNF	MN	975	(0.84)	(8.70)	9.21	9.21	4.10	17.7	NM	NA	26.8	26.8	1.86	-
Home Bancorp, Inc.	HBCP	LA	709	0.66	2.91	18.71	18.49	13.16	111.2	28.0	NA	84.1	85.3	15.73	-
Home Federal Bancorp, Inc.	HOME	ID	869	0.71	2.81	23.68	23.68	12.83	214.1	32.9	NM	104.0	104.0	24.63	1.71
HopFed Bancorp, Inc.	HFBC	KY	1,106	0.34	4.27	10.29	10.21	9.35	67.2	14.2	7.1	67.8	68.5	5.96	5.13
Hudson City Bancorp, Inc.	HCBK	NJ	60,933	0.94	10.49	9.10	8.86	12.43	6,545.8	10.9	11.7	118.1	121.5	10.74	4.83
Jacksonville Bancorp, Inc.	JXSB	IL	297	0.57	6.50	8.78	7.94	9.85	19.0	11.6	14.7	72.7	81.2	6.39	3.04
Jefferson Bancshares, Inc.	JFBI	TN	631	(3.64)	(31.06)	8.96	NA	3.50	23.3	NM	NA	41.2	NA	3.70	-
Legacy Bancorp, Inc.	LEGC	MA	956	(0.86)	(6.53)	12.43	11.00	8.05	69.9	NM	NM	58.9	67.7	7.33	2.48
Louisiana Bancorp, Inc.	LABC	LA	328	0.74	3.23	20.51	20.51	14.95	62.6	26.7	29.8	93.6	93.6	19.20	-
LSB Corporation	LSBX	MA	797	0.76	9.19	8.04	8.04	20.79	93.7	17.8	26.9	146.2	146.2	11.76	1.73
LSB Financial Corp.	LSBI	IN	379	0.23	2.44	9.11	9.11	9.77	15.2	18.1	18.1	44.0	44.0	4.01	-
Mayflower Bancorp, Inc.	MFLR	MA	254	0.51	6.23	8.28	8.28	10.00	20.9	16.4	NA	99.3	99.3	8.22	2.40
Meta Financial Group, Inc.	CASH	IA	961	0.95	17.01	7.26	6.99	32.00	98.7	10.6	13.5	141.3	147.1	10.26	1.63
MutualFirst Financial, Inc.	MFSF	IN	1,442	0.22	2.43	9.32	8.99	7.00	48.9	35.0	12.5	47.6	50.2	3.47	3.43
NASB Financial, Inc.	NASB	MO	1,416	0.67	6.14	11.68	11.51	13.83	108.8	10.6	20.3	65.8	66.9	7.68	-
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	993	0.78	8.23	9.31	6.58	10.40	60.0	8.9	11.8	72.7	112.3	6.10	5.00
New York Community Bancorp, Inc.	NYB	NY	42,011	1.34	10.54	12.96	7.39	16.98	7,395.6	13.2	14.2	135.8	253.5	17.60	5.89
NewAlliance Bancshares, Inc.	NAL	CT	8,712	0.67	4.01	16.81	11.11	12.52	1,315.6	21.6	21.5	89.9	145.3	15.10	2.24
Newport Bancorp, Inc.	NFSB	RI	450	0.27	2.37	11.20	11.20	11.52	41.9	33.9	30.5	83.1	83.1	9.31	-
North Central Bancshares, Inc.	FFFD	IA	452	0.44	4.16	10.76	10.76	12.79	17.3	11.5	13.9	44.9	44.9	3.91	0.31
Northwest Bancshares, Inc.	NWBI	PA	8,136	0.55	4.11	16.11	14.25	11.58	1,282.8	29.7	24.5	97.9	113.1	15.77	3.45
OBA Financial Services, Inc.	OBAF	MD	379	NA	NA	21.11	NA	11.02	51.0	NA	NA	63.8	NA	13.47	-
Ocean Shore Holding Co.	OSHC	NJ	799	0.68	5.97	12.49	12.49	11.65	85.1	15.5	15.5	85.3	85.3	10.66	2.06
OceanFirst Financial Corp.	OCFC	NJ	2,220	0.86	9.54	8.78	8.78	12.11	227.9	12.5	11.9	117.0	117.0	10.27	3.96
OmniAmerican Bancorp, Inc.	OABC	TX	1,130	0.12	0.98	17.78	17.78	11.43	136.1	NA	NA	67.7	67.7	12.04	-
Oneida Financial Corp.	ONFC	NY	613	0.59	5.95	9.91	6.12	7.83	56.1	16.3	11.9	96.4	167.6	9.19	6.71
Oritani Financial Corp.	ORIT	NJ	2,477	0.41	3.26	25.97	25.97	9.95	559.2	66.3	71.2	86.9	86.9	22.57	3.02
Park Bancorp, Inc.	PFED	IL	214	(2.23)	(20.46)	10.15	10.15	4.27	5.1	NM	NM	23.4	23.4	2.38	-
Parkvale Financial Corporation	PVSA	PA	1,842	(0.87)	(11.23)	6.46	4.99	6.61	36.6	NM	NA	41.9	62.3	2.02	3.03
Peoples Federal Bancshares, Inc.	PEOP	MA	575	NA	NA	9.27	9.27	10.55	75.3	NA	NA	NA	NA	NA	-
People’s United Financial, Inc.	PBCT	CT	21,950	0.38	1.55	24.66	18.02	13.26	4,918.9	57.7	41.1	90.1	134.2	22.22	4.67
Provident Financial Holdings, Inc.	PROV	CA	1,399	0.08	0.94	9.13	9.13	5.99	68.3	46.1	NM	53.5	53.5	4.88	0.67
Provident Financial Services, Inc.	PFS	NJ	6,823	0.58	4.45	13.35	8.61	12.56	752.7	17.9	16.7	82.6	135.2	11.03	3.50
Provident New York Bancorp	PBNY	NY	2,964	0.70	4.76	14.48	9.44	8.49	327.9	16.3	19.9	76.4	124.1	11.07	2.83
Pulaski Financial Corp.	PULB	MO	1,388	0.06	0.70	8.22	7.95	6.40	69.2	NM	NM	79.3	83.5	4.86	5.94
PVF Capital Corp.	PVFC	OH	860	0.16	2.21	9.68	9.68	1.79	45.9	16.3	16.5	55.1	55.1	5.34	-
River Valley Bancorp	RIVR	IN	394	0.75	10.21	8.12	8.11	15.00	22.7	8.3	8.6	83.8	84.0	5.82	5.60
Riverview Bancorp, Inc.	RVSB	WA	863	(0.47)	(4.48)	9.98	7.20	1.90	42.7	NM	NM	24.2	34.7	2.41	-
Rome Bancorp, Inc.	ROME	NY	330	1.08	5.98	18.59	18.59	9.10	61.7	16.3	16.9	100.6	100.6	18.71	3.96
Severn Bancorp, Inc.	SVBI	MD	1,002	(0.71)	(6.45)	10.54	10.51	3.77	38.0	NM	NM	48.0	48.2	3.89	-
Superior Bancorp	SUPR	AL	3,358	(2.16)	(32.63)	4.45	4.02	1.19	15.0	NM	NM	10.8	12.1	0.45	-
Teche Holding Company	TSH	LA	765	0.94	9.75	9.74	9.30	31.00	64.8	9.0	8.8	87.0	91.5	8.47	4.58
Territorial Bancorp Inc.	TBNK	HI	1,447	0.60	3.89	15.42	15.42	16.98	207.7	NA	NA	93.1	93.1	14.36	1.65
TF Financial Corporation	THRD	PA	721	0.55	5.54	10.17	9.60	20.00	53.7	12.8	13.9	73.3	78.1	7.45	4.00
Timberland Bancorp, Inc.	TSBK	WA	732	(0.34)	(2.77)	11.70	10.94	3.90	27.5	NM	NM	39.3	43.1	3.83	-
TrustCo Bank Corp NY	TRST	NY	3,829	0.83	12.35	6.66	6.65	5.35	411.9	13.7	14.8	161.2	161.5	10.74	4.93
United Community Financial Corp.	UCFC	OH	2,314	(1.14)	(11.78)	9.19	9.17	1.31	40.5	NM	NM	19.0	19.1	1.75	-
United Financial Bancorp, Inc.	UBNK	MA	1,545	0.55	3.54	14.44	13.98	13.54	220.8	26.6	21.2	99.3	103.1	14.34	2.36
United Western Bancorp, Inc.	UWBK	CO	2,221	(3.49)	(58.22)	5.28	5.28	0.40	11.6	NM	NM	9.9	9.9	0.52	-
ViewPoint Financial Group, Inc.	VPFG	TX	2,764	0.46	5.39	7.70	7.66	9.05	315.5	27.4	26.9	148.2	149.0	11.41	1.77
Washington Federal, Inc.	WFSL	WA	13,710	0.86	6.50	13.39	NA	15.29	1,719.7	15.0	36.9	93.7	NA	12.54	1.31
Wayne Savings Bancshares, Inc.	WAYN	OH	407	0.58	6.38	9.32	8.86	8.00	24.0	9.9	NA	63.3	66.9	5.90	3.00
Westfield Financial, Inc.	WFD	MA	1,235	0.35	1.66	19.40	19.40	7.75	228.3	55.4	56.5	94.6	94.6	18.35	3.10
WSB Holdings, Inc.	WSB	MD	418	(1.43)	(11.82)	12.49	12.49	2.42	19.1	NM	NM	36.6	36.6	4.57	-
WSFS Financial Corporation	WSFS	DE	3,792	0.10	1.28	8.30	7.98	37.28	316.4	NM	56.9	101.0	106.5	7.09	1.29
WVS Financial Corp.	WVFC	PA	355	0.10	1.24	7.84	7.84	10.98	22.6	61.0	NA	81.3	81.3	6.37	5.83

Average			2,919	(0.20)	(4.85)	11.21	10.37		321.9	15.4	15.3	72.3	80.9	8.12	1.95
Median			967	0.23	2.29	9.92	9.13		60.4	13.4	13.9	72.7	77.4	6.85	1.73

Note: Includes all public thrifts listed on NYSE, AMEX, and NASDAQ National Market.

Source: SNL Financial.

III-1

Feldman Financial Advisors, Inc.

Exhibit IV-1
Pro Forma Assumptions for Conversion Valuation

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.
The net offering proceeds are invested to yield a return of 0.32%, which represented the yield on one-year U.S. Treasury securities at June 30, 2010.  The effective income tax rate was assumed to be 40.0%, resulting in a net after-tax yield of 0.19%.

3.
It is assumed that 8.0% of the shares offered for sale and shares held by the foundation at the initial offering price will be acquired by the Company’s employee stock ownership plan (“ESOP”).  Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP.  The annual expense is estimated based on a ten-year loan period.  No reinvestment is assumed on proceeds used to fund the ESOP.

4.
It is assumed that 4.0% of the shares offered for sale and shares held by the foundation at the initial offering price will be acquired by the Company’s restricted stock plan (“RSP”).  Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP.  The annual expense is estimated based on a five-year vesting period.  No reinvestment is assumed on proceeds used to fund the RSP.

5.
It is assumed that the stock option plan had been approved by stockholders of Sunshine Financial, Inc. and that Sunshine Financial, Inc. had reserved for future issuance upon the exercise of options to be granted under the plan an amount of stock equal to 10.0% of the of the shares offered for sale and shares held by the foundation.  We assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and that 30% of the options granted were non-qualified options for income tax purposes.  We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period.

6.	Fixed offering expenses are estimated at $650,000.

7.
Marketing fees for the stock offering are estimated at 1.25% of the amount of stock sold in the subscription offering, excluding sales to directors, officers, employees, and stock-benefit plans and 1.75% of the amount of stock sold in the community offering, with a minimum fee of $150,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Feldman Financial Advisors, Inc.
Exhibit IV-2
Pro Forma Conversion Valuation Range
Sunshine Financial, Inc.
Historical Financial Data as of June 30, 2010
(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	892,500	1,050,000	1,207,500	1,388,625
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$8,925	$10,500	$12,075	$13,886
Less: estimated offering expenses	(800)	(800)	(803)	(826)
Net offering proceeds	8,125	9,700	11,272	13,060
Less: ESOP purchase	(714)	(840)	(966)	(1,111)
Less: RRP purchase	(357)	(420)	(483)	(555)
Net investable proceeds	$7,054	$8,440	$9,823	$11,394
Net Income:
Historical LTM ended 6/30/10	($467)	($467)	($467)	($467)
Pro forma income on net proceeds	13	16	19	22
Pro forma ESOP adjustment	(43)	(50)	(58)	(67)
Pro forma RRP adjustment	(43)	(50)	(58)	(67)
Pro forma option adjustment	(69)	(81)	(93)	(107)
Pro forma net income	($609)	($632)	($657)	($686)
Pro forma earnings per share	($0.74)	($0.65)	($0.59)	($0.53)
Core Earnings:
Historical LTM ended 6/30/10	($467)	($467)	($467)	($467)
Pro forma income on net proceeds	13	16	19	22
Pro forma ESOP adjustment	(43)	(50)	(58)	(67)
Pro forma RRP adjustment	(43)	(50)	(58)	(67)
Pro forma option adjustment	(69)	(81)	(93)	(107)
Pro forma core earnings	($609)	($632)	($657)	($686)
Pro forma core earnings per share	($0.74)	($0.65)	($0.59)	($0.53)
Total Equity	$14,772	$14,772	$14,772	$14,772
Net offering proceeds	8,125	9,700	11,272	13,060
Less: ESOP purchase	(714)	(840)	(966)	(1,111)
Less: RRP purchase	(357)	(420)	(483)	(555)
Pro forma total equity	$21,826	$23,212	$24,595	$26,166
Pro forma book value	$24.45	$22.11	$20.37	$18.84
Total Assets	$152,021	$152,021	$152,021	$152,021
Net offering proceeds	8,125	9,700	11,272	13,060
Less: ESOP purchase	(714)	(840)	(966)	(1,111)
Less: RRP purchase	(357)	(420)	(483)	(555)
Pro forma total assets	$159,075	$160,461	$161,844	$163,415
Pro Forma Ratios:
Price / LTM EPS	NM	NM	NM	NM
Price / Core EPS	NM	NM	NM	NM
Price / Book Value	40.9%	45.2%	49.1%	53.1%
Price / Tangible Book Value	41.3%	45.6%	49.5%	53.5%
Price / Total Assets	5.61%	6.54%	7.46%	8.50%
Total Equity / Assets	13.72%	14.47%	15.20%	16.01%
Tangible Equity / Assets	13.61%	14.35%	15.09%	15.90%

Feldman Financial Advisors, Inc.

Exhibit IV-3
Pro Forma Conversion Analysis at Midpoint
Sunshine Financial, Inc.
Historical Financial Data as of June 30, 2010

Valuation Parameters	Symbol	Data
Net income -- LTM as tax-effected	Y	$(467,000)
Core earnings -- LTM as tax-effected	Y	(467,000)
Net worth	B	14,772,000
Tangible net worth	B	14,564,000
Total assets	A	152,021,000
Expenses in conversion	X	-800,000
Other proceeds not reinvested	O	1,071,000
ESOP purchase	E	714,000
ESOP expense (pre-tax)	F	71,667
RSP purchase	M	357,000
RSP expense (pre-tax)	N	71,667
Stock option expense (pre-tax)	Q	69,000
Option expense tax-deductible	D	0.00%
Re-investment rate (after-tax)	R	0.19%
Tax rate	T	40.00%
Shares for EPS	S	92.80%

Pro Forma Valuation Ratios at Midpoint Value
Price / EPS -- LTM	P/E	NM	x
Price / Core EPS -- LTM	P/E	NM	x
Price / Book Value	P/B	45.23%
Price / Tangible Book	P/TB	45.64%
Price / Assets	P/A	6.54%

Pro Forma Calculation at Midpoint Value (1)				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	NM	[Earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	NM	[Core earings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M)	=	$10,500,000	[Book value]
	1 - P/B

V =	P/TB * (B - X - E - M)	=	$10,500,000	[Tangible book]
	1 - P/TB

V =	P/A * (B - X - E - M)	=	$10,500,000	[Total assets]
	1 - P/A

	Pro Forma Valuation Range
	Minimum =	NM	x	0.85	=	NM
	Midpoint =	NM	x	1.00	=	NM
	Maximum =	$10,500,000	x	1.15	=	$12,075,000
	Adj. Max.	$12,075,000	x	1.15	=	$13,886,250
I.

Feldman Financial Advisors, Inc.
Exhibit IV-4
Comparative Valuation Ratio Differential
Pro Forma Conversion Valuation
Computed from Market Price Data as of September 13, 2010

		Sunshine	Comparative
Valuation		Financial	Group		All Public
Ratio	Symbol	Inc.	Average	Median	Average	Median
	P/E
Price / EPS	(X)		NM	NM	15.4	13.4
Minimum		NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA
	P/E
Price / Core EPS	(X)		NM	NM	15.3	13.9
Minimum		NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA
	P/B
Price / Book Value	(%)		46.9	42.1	72.3	72.7
Minimum		40.9	-12.7%	-2.8%	-43.5%	-43.7%
Midpoint		45.2	-3.5%	7.5%	-37.5%	-37.8%
Maximum		49.1	4.8%	16.7%	-32.1%	-32.5%
Adj. Maximum		53.1	13.3%	26.1%	-26.6%	-27.0%
	P/TB
Price / Tangible Book	(%)		47.1	42.4	80.9	77.4
Minimum		41.3	-12.3%	-2.6%	-49.0%	-46.6%
Midpoint		45.6	-3.0%	7.7%	-43.6%	-41.0%
Maximum		49.5	5.2%	16.8%	-38.8%	-36.0%
Adj. Maximum		53.5	13.7%	26.3%	-33.9%	-30.8%
	P/A
Price / Total Assets	(%)		4.41	3.48	8.12	6.85
Minimum		5.61	27.1%	61.2%	-30.9%	-18.1%
Midpoint		6.54	48.3%	88.0%	-19.4%	-4.5%
Maximum		7.46	69.1%	114.4%	-8.1%	8.9%
Adj. Maximum		8.50	92.6%	144.2%	4.7%	24.1%

IV-4